                             [CB RICHARD ELLIS LOGO]

                               COMPLETE APPRAISAL

                              SELF-CONTAINED REPORT

                                     OF THE

                         PLANTATION CROSSING APARTMENTS
                                 2703 Delk Road
              Marietta, Cobb County, Metropolitan Atlanta, Georgia
                        CBREI File No. 03-341AT-9358-000

                                  DATE OF VALUE

                                  May 16, 2003

                                  PREPARED FOR

                                Mr. James Ashmun
                    KEYCORP REAL ESTATE CAPITAL MARKETS, INC.
                   127 Public Square, Mailcode: OH-01-27-0824
                              Cleveland, Ohio 44114

                                   PREPARED BY

                             CB RICHARD ELLIS, INC.
                          VALUATION & ADVISORY SERVICES
                      3225 Cumberland Boulevard, Suite 450
                             Atlanta, Georgia 30339

June 12, 2003

Mr. James Ashmun
KEYCORP REAL ESTATE CAPITAL MARKETS, INC.
127 Public Square, Mailcode: OH-01-27-0824
Cleveland, Ohio  44114

RE:   Appraisal of the Plantation Crossing Apartments
      2703 Delk Road
      Marietta, Cobb County, Metropolitan Atlanta, Georgia
      CBREI File No. 03-341AT-9358-000

Dear Mr. Ashmun:

At your request and authorization, CB Richard Ellis, Inc. has prepared a Complete Appraisal presented in a self-contained appraisal report of the market value of the referenced real property.

The subject is a 180-unit garden apartment property, built in 1979. The property is situated on a 14.947-acre site, in Marietta, Cobb County, metropolitan Atlanta, Georgia. The property has a street address of 2703 Delk Road, and is currently 95.6% occupied. It should be noted that there were several minor items of deferred maintenance noted at the subject property. However, these items will be cured in the near-term and, at the request of the client, we have not made any deductions for these items. The subject is more fully described, legally and physically, within the enclosed report.

Data, information and calculations leading to the value conclusion are incorporated in the report following this letter. The report, in its entirety, including all assumptions and limiting conditions, is an integral part of and inseparable from this letter.

Based on the analysis contained in the following report, the market value of the subject is concluded as follows:

                             MARKET VALUE CONCLUSION

APPRAISAL PREMISE       INTEREST APPRAISED       DATE OF VALUE    VALUE CONCLUSION
----------------------------------------------------------------------------------
Market Value As Is          Fee Simple           May 15, 2003        $9,200,000

Source: Cb Richard Ellis, Inc.

The following appraisal sets forth the most pertinent data gathered, the techniques employed and the reasoning leading to the opinion of value. The analyses, opinions and conclusions were developed based on, and this report has been prepared in conformance with, our interpretation of the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP), the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice

Mr. James Ashmun
June 12, 2003
Page 2

of the Appraisal Institute, The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), Title XI Regulations, and according to Freddie Mac underwriting guidelines.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CB Richard Ellis, Inc. can be of further service, please contact us.

Respectfully submitted,

CB RICHARD ELLIS, INC.
VALUATION & ADVISORY SERVICES

________________________________________      ________________________________________
Raymond A. Higgins                            Ronald A. Neyhart, MAI
Vice President                                Senior Managing Director
Georgia State Certification No. CG001388      Georgia State Certification No. CG000490

Phone: 770-984-5007                           Phone: 770-984-5020
Fax:   770-984-5001                           Fax:   770-984-5001
Email: rhiggins@cbre.com                      Email: rneyhart@cbre.com

RAN/RAH

PLANTATION CROSSING APARTMENTS                    CERTIFICATION OF THE APPRAISAL

                         CERTIFICATION OF THE APPRAISAL

We certify to the best of our knowledge and belief:

1.    The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, impartial and unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest in or bias with respect to the parties involved with this assignment.

4. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

5. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

6. This appraisal assignment was not based upon a requested minimum valuation, a specific valuation, or the approval of a loan.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation and the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute, as well as the requirements of the State of Georgia relating to review by its duly authorized representatives. This report also conforms to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA).

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. Ronald A. Neyhart, MAI has completed the requirements of the continuing education program of the Appraisal Institute.

10. Raymond A. Higgins has made a personal inspection of the property that is the subject of this report. Ronald A. Neyhart, MAI has not made a personal inspection of the subject property.

11. No one provided significant real property appraisal assistance to the persons signing this report.

12. Raymond A. Higgins and Ronald A. Neyhart, MAI have extensive experience in the appraisal/review of similar property types.

13. Raymond A. Higgins and Ronald A. Neyhart, MAI are currently certified in the state where the subject is located.

14. We have reviewed an environmental and engineer report for the subject property and we found no items which would negatively impact our estimate of market value.

15. Valuation & Advisory Services operates as an independent economic entity within CB Richard Ellis, Inc. Although employees of other CB Richard Ellis, Inc. divisions may be contacted as a part of our routine market research investigations, absolute client confidentiality and privacy are maintained at all times with regard to this assignment without conflict of interest.

________________________________________   ________________________________________
Raymond A. Higgins                         Ronald A. Neyhart, MAI
Vice President                             Senior Managing Director
Georgia State Certification No. CG001388   Georgia State Certification No. CG000490

PLANTATION CROSSING APARTMENTS                               SUBJECT PHOTOGRAPHS

                               SUBJECT PHOTOGRAPHS

Insert digital photo pages here

PLANTATION CROSSING APARTMENTS                          SUMMARY OF SALIENT FACTS

PLANTATION CROSSING APARTMENTS                          SUMMARY OF SALIENT FACTS

                            SUMMARY OF SALIENT FACTS

PROPERTY NAME                           Plantation Crossing Apartments
LOCATION                                2703 Delk Road, Marietta, GA
ASSESSOR'S PARCEL NUMBER                17-0858-006
HIGHEST AND BEST USE
  As Though Vacant                      Apartment
  As Improved                           Apartment
PROPERTY RIGHTS APPRAISED               Fee Simple
DATE OF INSPECTION                      May 15, 2003
LAND AREA                               14.947 AC
IMPROVEMENTS
  Number of Buildings                   13
  Number of Stories                     2 & 3
  Gross Building Area                   192,330 SF
  Net Rentable Area                     190,030 SF
  Number of Units                       180
  Average Unit Size                     1,056 SF
  Year Built                            1979
  Condition                             Good
ESTIMATED EXPOSURE TIME                 9 Months
FINANCIAL INDICATORS
  Current Overall Occupancy             95.6%
  Stabilized Overall Occupancy          92.0%
  Overall Capitalization Rate           7.50%

                                                            TOTAL      PER UNIT
                                                          ----------   ---------
STABILIZED OPERATING DATA ON MAY 15, 2003
  Effective Gross Income                                  $1,458,854   $  8,105
  Operating Expenses                                      $  766,718   $  4,260
  Expense Ratio                                                52.56%
  Net Operating Income                                    $  692,137   $  3,845
VALUATION

MARKET VALUE AS IS ON MAY 15, 2003
  Land Value                                              $2,075,000   $ 11,528
  Cost Approach                                           $9,900,000   $ 55,000
  Sales Comparison Approach                               $9,350,000   $ 51,944
  Income Capitalization Approach                          $9,200,000   $ 51,111

                             CONCLUDED MARKET VALUE

APPRAISAL PREMISE       INTEREST APPRAISED     DATE OF VALUE        VALUE
-----------------       ------------------     -------------        -----
Market Value As Is          Fee Simple         May 15, 2003      $9,200,000

Source: CB Richard Ellis, Inc.

PLANTATION CROSSING APARTMENTS                                 TABLE OF CONTENTS

                                TABLE OF CONTENTS

CERTIFICATION OF THE APPRAISAL...........................................      I

SUBJECT PHOTOGRAPHS......................................................     II

SUMMARY OF SALIENT FACTS.................................................     IV

TABLE OF CONTENTS........................................................      V

INTRODUCTION.............................................................      1

AREA ANALYSIS............................................................      6

NEIGHBORHOOD ANALYSIS....................................................     17

MARKET ANALYSIS..........................................................     21

SITE ANALYSIS............................................................     41

IMPROVEMENT ANALYSIS.....................................................     43

ZONING...................................................................     48

TAX AND ASSESSMENT DATA..................................................     49

HIGHEST AND BEST USE.....................................................     51

APPRAISAL METHODOLOGY....................................................     53

LAND VALUE...............................................................     55

COST APPROACH............................................................     58

SALES COMPARISON APPROACH................................................     62

INCOME CAPITALIZATION APPROACH...........................................     67

RECONCILIATION OF VALUE..................................................     89

ASSUMPTIONS AND LIMITING CONDITIONS......................................     90

ADDENDA
A    Glossary of Terms
B    Additional Subject Photographs
C    Comparable Land Sales
D    Improved Comparable Sales
E    Rent Comparables
F    Demographics
G    Rent Roll
H    Historical Operating Statements
I    Freddie Mac Form 439
J    Qualifications

PLANTATION CROSSING APARTMENTS                                      INTRODUCTION

                                  INTRODUCTION

PROPERTY IDENTIFICATION

The subject is a 180-unit garden apartment property, built in 1979. The property is situated on a 14.947-acre site, in Marietta, Cobb County, metropolitan Atlanta, Georgia. The subject has a street address of 2703 Delk Road and is identified as parcel 17-0858-006 by the Cobb County Tax Assessor's office.

OWNERSHIP AND PROPERTY HISTORY

According to Cobb County records, title to the property is currently vested in the name of Century Properties Fund XIX. CB Richard Ellis is not aware of any ownership transfers of the property in the last three years. Furthermore, the property is not reportedly under contract or being marketed for sale at the time of this appraisal.

DATE OF INSPECTION

The subject was inspected on May 16, 2003.

DATE OF VALUE

The date of appraisal for the "as is" value is May 16, 2003.

DATE OF REPORT

The date of report is the date indicated on the letter of transmittal.

PURPOSE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the subject property. The current economic definition agreed upon by agencies that regulate federal financial institutions in the U.S. (and used herein) is as follows:

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.    buyer and seller are typically motivated;

2. both parties are well informed or well advised, and acting in what they consider their own best interests;

3.    a reasonable time is allowed for exposure in the open market;

4. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and,

PLANTATION CROSSING APARTMENTS                                      INTRODUCTION

5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.(1)

PREMISE OF THE APPRAISAL

The premise of this appraisal valuation is "as is" on the date of value.

TERMS AND DEFINITIONS

The Glossary of Terms in the Addenda provides definitions for terms that are, and may be used, in this appraisal.

INTENDED USE AND USER OF REPORT

This appraisal is to be used in the underwriting of the property for a mortgage loan.

PROPERTY RIGHTS APPRAISED

The interest appraised represents the fee simple estate.

SCOPE OF WORK

The scope of the assignment relates to the extent and manner in which research is conducted, data is gathered and analysis is applied, all based upon the purpose of the appraisal and its intended use, as previously outlined.

CB Richard Ellis, Inc. completed the following steps for this assignment:

1. physically identified and inspected both the interior and exterior of the subject property, as well as its surrounding environs; identified and considered those characteristics that may have a legal, economic or physical impact on the subject;

2. physically inspected the micro and/or macro market environments with respect to physical and economic factors relevant to the valuation process; expanded this knowledge through interviews with regional and/or local market participants, available published data and other various resources;

3. conducted regional and/or local research with respect to applicable tax data, zoning requirements, flood zone status, demographics, income and expense data, and comparable listing, sale and rental information;

4. analyzed the data gathered through the use of appropriate and accepted appraisal methodology to arrive at a probable value indication via each applicable approach to value;

5. correlated and reconciled the results into a reasonable and defensible value conclusion, as defined herein; and,

-------------------------

(1) Appraisal Standards Board of The Appraisal Foundation, Uniform Standards of Professional Appraisal Practice, 2002 ed. (Washington, DC: The Appraisal Foundation, 2002), 219; Appraisal Institute, The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), 222-223. This definition is also compatible with the OTS, OCC, RTC, FDIC, FRS and NCUA definitions of market value.

PLANTATION CROSSING APARTMENTS                                      INTRODUCTION

6. estimated a reasonable exposure time and marketing time associated with the value estimate presented.

To develop the opinion of value, CB Richard Ellis, Inc. performed a Complete Appraisal as defined by the Uniform Standards of Professional Appraisal Practice (USPAP). This means that no departures from Standard 1 were invoked. In this Complete Appraisal, CB Richard Ellis, Inc. used all appropriate approaches to value. Furthermore, the value conclusion reflects all known information about the subject, market conditions, and available data.

This appraisal of the subject has been presented in the form of a Self-Contained Appraisal Report, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(a) of the USPAP. That is, this report incorporates, to the fullest extent possible, practical explanation of the data, reasoning and analysis that were used to develop the opinion of value. This report also includes thorough descriptions of the subject and the market for the property type.

SPECIAL APPRAISAL INSTRUCTIONS

There have been no special appraisal instructions for this assignment.

EXPOSURE TIME

An estimate of exposure time is not intended to be a prediction of a date of sale or a simple one-line statement. Instead, it is an integral part of the appraisal analysis and is based on one or more of the following:

      -     statistical information about days on the market

      -     information gathered through sales verification

      -     interviews of market participants.

The reasonable exposure period is a function of price, time, and use. It is not an isolated estimate of time alone. Exposure time is different for various types of real estate and under various market conditions.

Exposure time is the estimated length of time the property would have been offered prior to a hypothetical market value sale on the effective date of appraisal. It is a retrospective estimate based on an analysis of recent past events, assuming a competitive and open market. It assumes not only adequate, sufficient, and reasonable time but also adequate, sufficient, and reasonable marketing effort. Exposure time is therefore interrelated with appraisal conclusion of value.

In consideration of these factors, we have analyzed the following:

      - exposure periods of comparable sales revealed during the course of this appraisal;

      -     the CB Richard Ellis, Inc. National Investor Survey; and,

      -     knowledgeable real estate professionals.

PLANTATION CROSSING APARTMENTS                                      INTRODUCTION

The following table presents the information derived from these sources:

                EXPOSURE TIME INFORMATION - APARTMENT PROPERTIES

                                                Exposure Time (Months)
Data Source                                       Range       Average
-----------                                     ----------    -------
National Investor Survey, 2003
  Class A                                       2.0 - 36.0     6.64
  Class B                                       3.0 - 24.0     6.68
  Class C                                       3.0 - 24.0     6.89

Source: CB Richard Ellis, Inc. National Investor Survey

Based on the foregoing analysis, an exposure time of nine months is reasonable, defensible, and appropriate. CB Richard Ellis, Inc. assumes the subject would have been competitively priced and aggressively promoted regionally.

MARKETING TIME

Marketing time is the period a prospective investor would forecast to sell the subject property immediately after the date of value, at the value estimated. The marketing time is an estimate of the number of months it will require to sell the subject from the date of value, into the future. The anticipated marketing time is essentially a measure of the perceived level of risk associated with the marketability, or liquidity, of the subject property. The marketing time estimate is based on the data used in estimating the reasonable exposure time, in addition to an analysis of the anticipated changes in market conditions following the date of appraisal.

The future price for the subject (at the end of the marketing time) may or may not equal the appraisal estimate. The future price depends on unpredictable changes in the physical real estate, demographic and economic trends, real estate markets in general, supply/demand characteristics for the property type, and many other factors.

Based on the premise that present market conditions are the best indicators of future performance, a prudent investor will forecast that, under the conditions described above, the subject will require a marketing time of nine months.

PLANTATION CROSSING APARTMENTS                                     AREA ANALYSIS

                          AREA MAP (NOT A FACING PAGE)

                  Replace this page with the indicated exhibit.

PLANTATION CROSSING APARTMENTS                                     AREA ANALYSIS

                                  AREA ANALYSIS

LOCATION

The subject property is located in the Atlanta metropolitan statistical area
(MSA). The 20-county MSA includes the state capital and the state's largest city, Atlanta.

POPULATION

The following table of population statistics shows changes in population from the 1990 and 2000 censuses, estimates for the current year, and forward projections for the MSA. As these data demonstrate, there has been a significant increase in the area population during the last two decades and that growth is projected to continue into the foreseeable future.

                           POPULATION OF MSA BY COUNTY

                    1990          2000        1990-2000    Percentage     2002        2007       2002-2007
County             Census        Census      Ann. Growth     of MSA    Estimate    Projection   Ann. Growth
---------------   ---------     ---------    -----------   ----------  ---------   ----------   -----------
Barrow               29,721        46,144        4.6%           1%        49,513       57,868      3.4%
Bartow               55,897        76,019        3.0%           2%        80,163       90,410      2.6%
Carroll              71,422        87,268        1.8%           2%        90,666       98,986      1.8%
Cherokee             90,204       141,903        4.8%           4%       153,097      180,614      3.6%
Clayton             182,052       236,517        2.5%           6%       246,304      271,171      2.0%
Cobb                447,745       607,751        3.0%          15%       635,495      706,631      2.2%
Coweta               53,853        89,215        5.5%           2%        95,939      112,898      3.5%
DeKalb              545,837       665,865        1.8%          16%       687,557      742,650      1.6%
Douglas              71,120        92,174        2.5%           2%        95,966      105,658      2.0%
Fayette              62,415        91,263        3.9%           2%        96,516      109,878      2.8%
Forsyth              44,083        98,407       10.3%           3%       110,512      140,083      5.4%
Fulton              648,951       816,006        2.1%          19%       842,615      911,700      1.6%
Gwinnett            352,910       588,448        5.6%          15%       632,751      744,477      3.5%
Henry                58,741       119,341        8.6%           3%       132,112      163,684      4.8%
Newton               41,808        62,001        4.0%           2%        66,335       76,985      3.2%
Paulding             41,611        81,678        8.0%           2%        89,818      110,082      4.5%
Pickens              14,432        22,983        4.9%           1%        24,957       29,751      3.8%
Rockdale             54,091        70,111        2.5%           2%        72,322       78,309      1.7%
Spalding             54,457        58,417        0.6%           1%        59,047       60,703      0.6%
Walton               38,586        60,687        4.8%           2%        65,752       78,059      3.7%
                  ---------     ---------       ----                   ---------    ---------      ---
Total MSA         2,959,936     4,112,198        3.2%                  4,327,437    4,870,597      2.5%
                  ---------     ---------       ----                   ---------    ---------      ---

Source: Claritas, Inc.

The following list provides comparative metropolitan population gain for the top 10 MSA's plus other selected metropolitan areas in the southeast across the previous decade. Atlanta has consistently ranked among the top 10.

PLANTATION CROSSING APARTMENTS                                     AREA ANALYSIS

                POPULATION GROWTH IN SELECTED METROPOLITAN AREAS

Rank  Metropolitan Statistical Area         %Gain      Rank   Metropolitan Statistical Area        %Gain
----  -----------------------------         -----      ----   -----------------------------        -----
 1    Las Vegas, NV                         83.3%       12    Charlotte-Gastonia, NC               29.0%
 2    McAllen-Edinburg-Mission, TX          48.5%       16    Nashville, TN                        25.0%
 3    Austin-San Marcos, TX                 47.7%       27    Greensboro-Winston-Salem, NC         19.2%
 4    Phoenix-Mesa, AZ                      45.3%       28    Columbia, SC                         18.4%
 5    Atlanta, GA                           38.9%       29    Knoxville, TN                        17.3%
 6    Raleigh-Durham-Chapel Hill, NC        38.9%       34    Greenville-Spartanburg, SC           15.9%
 7    Orlando, FL                           34.3%       45    Memphis, Tennessee                   12.7%
 8    W Palm Beach-Boca Raton, FL           31.0%       54    Birmingham, AL                        9.6%
 9    Denver-Boulder-Greeley, CO            30.4%       58    Charleston-North Charleston, SC       8.3%
10    Colorado Springs, CO                  30.2%       59    Louisville, KY                        8.1%

Population growth for 82 metropolitan areas with total population exceeding 500,000, ranked by percent change, based on total population estimates for 1990 to 2000.

Source: US Census Bureau; Compiled by CB Richard Ellis

The overall percentage gain for all metropolitan markets is 13.8%, representing the addition of approximately 27.8 million people in metropolitan areas.

HOUSEHOLDS

The following table shows changes in demographic statistics by household based on the 2000 Census.

PLANTATION CROSSING APARTMENTS                                     AREA ANALYSIS

                        MSA HOUSEHOLD PROFILES BY COUNTY

                                Households                        Housing              Median Income
                   ------------------------------------    ----------------------  ---------------------
                     2000        2002           2007        Owner     Persons per     Per         Per
County              Census     Estimate      Projection    Occupied       HH       Household    Capita
-------------      ---------   ---------     ----------    --------   -----------  ---------   ---------
Barrow                16,354      17,530        20,429        76%         2.79     $  41,235   $  17,674
Bartow                27,176      28,671        32,365        75%         2.76     $  45,976   $  20,846
Carroll               31,568      32,929        36,298        71%         2.66     $  39,089   $  18,705
Cherokee              49,495      53,453        63,201        84%         2.85     $  63,091   $  26,204
Clayton               82,243      85,324        93,049        61%         2.84     $  49,738   $  20,653
Cobb                 227,487     237,409       262,668        68%         2.64     $  70,401   $  33,539
Coweta                31,442      33,846        39,917        78%         2.81     $  48,087   $  22,476
DeKalb               249,339     256,889       275,903        58%         2.62     $  60,211   $  29,226
Douglas               32,822      34,397        38,500        75%         2.78     $  56,998   $  24,368
Fayette               31,524      33,487        38,546        86%         2.88     $  77,551   $  32,664
Forsyth               34,565      38,687        48,605        88%         2.83     $  68,123   $  30,342
Fulton               321,242     332,031       360,034        52%         2.44     $  56,956   $  35,544
Gwinnett             202,317     216,464       251,462        72%         2.88     $  75,504   $  31,156
Henry                 41,373      45,923        57,255        85%         2.87     $  50,486   $  21,083
Newton                21,997      23,663        27,825        78%         2.77     $  40,927   $  18,743
Paulding              28,089      30,894        37,866        87%         2.89     $  42,686   $  17,191
Pickens                8,960       9,797        11,880        82%         2.54     $  42,074   $  22,149
Rockdale              24,052      24,888        27,160        75%         2.87     $  57,698   $  25,081
Spalding              21,519      21,859        22,755        63%         2.67     $  40,925   $  19,618
Walton                21,307      23,129        27,579        77%         2.82     $  38,321   $  17,425
                   ---------   ---------     ---------        --          ----     ---------   ---------
Total MSA          1,504,871   1,581,270     1,773,297        66%         2.68     $  59,964   $  29,037
                   ---------   ---------     ---------        --          ----     ---------   ---------

Source: Claritas, Inc.

EMPLOYMENT

Atlanta continues to lead the southeast region of the United States in commercial, industrial, and financial sectors. The following chart presents the diversity of Atlanta's economic base. Compared with employment distribution for the US, Atlanta is less dependent on services but more dependent on retail trade, with resources being evenly distributed to other sectors.

PLANTATION CROSSING APARTMENTS                                     AREA ANALYSIS

                              EMPLOYMENT BY SECTORS

                        [EMPLOYMENT BY SECTORS PIE CHART]

Government                                        5%

Retail Trade                                     21%

Finance, Insurance, Real Estate                   8%

Services                                         33%

Agriculture, Mining, Construction, Other          8%

Manufacturing                                    11%

Transport,/Utility                                7%

Wholesale Trade                                   7%

Source: Bureau of Economic Analysis

Entering the second half of 2002, job growth appeared to be negligible at the national level. Georgia and metro Atlanta seem to be consistent in reflecting this trend. The top 25 public companies in Georgia have announced layoffs or scaled back operations, having suffered setbacks in market valuation. However, owing to its diverse economy, Atlanta has undergone growth in defense, health services, and retail (discount stores) employment.

During 1993, 1994, 1996, and 1999, Atlanta led the nation in job growth - ranking among the top 10 cities in the nation for job growth in the previous decade. Following these years of expansion, the recession that began in 2001 hit Atlanta hard. Job growth was reduced to negligible levels in 2001 and losses accumulated through 2002. On a seasonally adjusted basis, nonagricultural employment in metro Atlanta stands at just over 2.1 million.

The current national economic climate, aggravated by geopolitical tensions around the world, continues to have a detrimental effect on the regional economy. Prospects for resumption of positive levels of job creation are just beginning to be apparent, and near-term prospects reflect the beginning of slow recovery through 2003. The following table summarizes job creation trends, according to the quarterly economic forecast published by Georgia State University's (GSU) Economic Forecasting Center.

PLANTATION CROSSING APARTMENTS                                     AREA ANALYSIS

                            METRO ATLANTA JOB GROWTH

                      [METRO ATLANTA JOB GROWTH BAR CHART]

                    Georgia       Atlanta
                    -------       -------
1994                 156.8          97.5
1995                 137.2          84.0
1996                 125.2          86.0
1997                  87.0          56.0
1998                 124.5          83.6
1999                 143.3          87.2
2000                  66.5          52.2
2001                   8.1           9.1
2002                 (86.7)        (54.3)
2003                  (5.0)          2.8
2004                  63.6          45.9
2005                  84.4          56.0

Source: Georgia State University Economic Forecasting Center (February 2003)

According to GSU's Economic Forecasting Center, job losses for 2002 in Atlanta totaled 54,300. The growth sectors that had continued strength through the 1990's - tourism, transportation, and telecommunications - were all negatively impacted by the recession, the attacks on September 11, 2001, or both. Passenger traffic at major airlines remains below peak. Convention business is slow, and hotel room rates have not begun to grow following competitive reductions. Telecom remains saturated with excess capacity. Thus, according to Rajeev Dhawan, Director of the Economic Forecasting Center, while the regional economy grew faster than the national average over the past decade, Atlanta may lag behind the nation in near-term recovery.

Dhawan projects that the US economy will begin to grow by early Fourth Quarter 2003, assuming a quick victory in engaging Iraq. A quick victory in Iraq is generally perceived to be in the near-term. With perceptions evolving to a diminished threat of terrorism, corporate decision makers are anticipated to begin reengaging and expand hiring. As job growth picks up, fundamental reasons for increases in consumption and income growth will replace the current patchwork of credit and home equity cash-outs, according to the forecast.

We note from our own observations that the Atlanta economy has continued to outperform expectations year after year. While the prospects for near-term expansion continue to be modest, in long-term projections, the Atlanta metropolitan area is forecast to remain a national leader in job creation.

PLANTATION CROSSING APARTMENTS                                     AREA ANALYSIS

The following table shows the historic strength of the local employment market, comparing the unemployment rate for the metropolitan area to that of the state and country.

                            ANNUAL UNEMPLOYMENT RATE

                 MSA           State            US
                 ----          -----           ----
1995             4.3%           4.9%           5.6%
1996             3.8%           4.6%           5.4%
1997             3.7%           4.5%           4.9%
1998             3.3%           4.2%           4.5%
1999             3.1%           4.0%           4.2%
2000             3.0%           3.7%           4.0%
2001             3.5%           4.0%           4.8%
2002             4.8%           4.6%           5.8%

Source: US Bureau of Labor Statistics

Preliminary data reported for indicate that the annual average unemployment rate for Atlanta was 5.8% in 2002, which represents a noticeable increase over the prior year.

The metropolitan area is home to operations for over 700 of the Fortune 1,000 - 24 of the Fortune 1,000 companies are headquartered in the metro area. The largest corporate employers are listed in the following table.

                           LARGEST CORPORATE EMPLOYERS

COMPANY                           INDUSTRY                 SCOPE OF OPERATIONS         EMPLOYEES
---------------------------       --------------------     -------------------         ---------
1. Delta Air Lines                Transportation           Headquarters                  26,200
2. BellSouth                      Telecommunication        Headquarters                  22,000
3. Wal-Mart Stores                Retail Merchandiser      Regional                      15,100
4. AT&T Corporation               Telecommunication        Regional                      10,000
5. The Home Depot                 Retail Merchandiser      Headquarters                   9,700
6. IBM Corporation                Technology               Regional                       8,400
7. United Parcel Service          Transportation           Headquarters                   8,100
8. SunTrust                       Finance                  Headquarters                   6,700
9. Cox Enterprises                Media                    Headquarters                   6,200
10. Wachovia                      Finance                  Regional                       6,000

Source: Atlanta Business Chronicle, March 2002

COMMERCIAL PROPERTY PRICE AND RENT TRENDS

With growth in the population and employment, there have been corresponding steady rises in prices for real estate. The following tables provide information for various property types, comparing metro Atlanta with national averages.

PLANTATION CROSSING APARTMENTS                                     AREA ANALYSIS

                         AVERAGE SALES PRICE COMPARISON

Period             CBD Office       Suburban Office     Industrial         Retail           Apartment
(Year/Qtr)       Atlanta     US     Atlanta     US    Atlanta    US    Atlanta    US     Atlanta    US
----------       -------     ---    -------     ---   -------    --    -------    ---    -------    --
1995 / 4           133       143      112       110     30       34       105     100      60        67
1996 / 4           137       148      125       123     33       36       116     105      67        74
1997 / 4           141       166      145       142     33       39       108     113      72        81
1998 / 4           138       190      142       152     36       42       112     117      77        89
1999 / 4           144       194      153       163     35       43       121     120      86        95
2000 / 4           159       216      170       180     38       45       122     122      85       104
2001 / 4           146       204      156       174     34       44       115     118      81       104
2002 / 4           139       210      151       179     36       44       115     123      81       106

Note: Prices are given in dollars per square foot, rounded, for Class A property sectors.

Source: CB Richard Ellis/National Real Estate Index Market Monitor, 415 733 5300

                         AVERAGE RENTAL RATE COMPARISON

Period             CBD Office       Suburban Office     Industrial         Retail           Apartment
(Year/Qtr)       Atlanta    US      Atlanta    US     Atlanta   US     Atlanta   US      Atlanta    US
----------       -------   -----    -------   -----   -------  ----    -------  -----    -------  -----
1995 / 4          23.57    22.49     19.27    19.30     3.80   4.69     14.99   14.72      9.94   11.10
1996 / 4          23.42    23.97     22.36    21.06     4.01   4.95     15.17   15.42     10.06   11.71
1997 / 4          24.58    27.12     23.75    23.19     4.09   5.14     15.50   16.33     10.24   12.21
1998 / 4          25.46    29.72     23.23    24.28     4.07   5.33     16.11   16.91     10.47   13.02
1999 / 4          25.90    31.50     22.75    24.89     4.28   5.57     17.00   17.31     10.62   13.58
2000 / 4          27.00    35.51     23.12    28.17     4.42   5.80     17.07   17.80     11.33   14.43
2001 / 4          25.80    32.63     21.36    25.47     4.26   5.61     16.60   17.49     10.94   14.54
2002 / 4          24.15    30.04     19.61    23.46     3.93   5.37     16.55   17.47     10.13   14.12

Note: Rents are presented in dollars per square foot for Class A properties. Office, industrial, and apartment properties are given on an effective gross basis; retail properties, on a triple net basis.

Source: CB Richard Ellis/National Real Estate Index Market Monitor, 415 733 5300

                         CAPITALIZATION RATE COMPARISON

Period             CBD Office       Suburban Office     Industrial         Retail           Apartment
(Year/Qtr)       Atlanta    US      Atlanta    US     Atlanta   US     Atlanta   US      Atlanta    US
----------       -------   -----    -------   -----   -------  ----    -------  -----    -------  -----
1995 / 4           8.3%     9.0%      9.3%     9.6%     9.1%   9.3%      8.6%    9.4%     8.3%     9.1%
1996 / 4           8.7%     9.0%      9.2%     9.2%     8.8%   9.2%      8.3%    9.3%     7.8%     8.9%
1997 / 4           8.9%     8.9%      9.2%     9.1%     9.1%   9.0%      9.4%    9.2%     8.5%     8.9%
1998 / 4           9.5%     8.6%      9.7%     9.0%     8.9%   8.9%      9.1%    9.1%     8.4%     8.8%
1999 / 4           9.2%     8.9%      8.9%     8.7%     9.3%   9.1%      8.7%    9.0%     8.1%     8.7%
2000 / 4           9.0%     8.7%      8.1%     8.6%     8.5%   9.0%      9.1%    9.1%     7.6%     8.4%
2001 / 4           9.6%     8.9%      8.5%     8.6%     9.5%   9.1%      9.4%    9.3%     8.3%     8.5%
2002 / 4           9.8%     7.6%      8.0%     7.4%     8.6%   8.7%      9.5%    8.9%     7.6%     7.9%

Note: Cap rates are determined from actual net operating income either from actual sales or from representative prototypes for Class A property sectors.

Source: CB Richard Ellis/National Real Estate Index Market Monitor, 415 733 5300

RESIDENTIAL HOME COSTS

The following chart compares the median home price for Atlanta and the nation.

PLANTATION CROSSING APARTMENTS                                     AREA ANALYSIS

                         SINGLE FAMILY MEDIAN HOME PRICE

                   [SINGLE FAMILY MEDIAN HOME PRICE BAR CHART]

                Atlanta              US
                --------          --------
1997            $108,400          $121,800
1998            $115,400          $128,400
1999            $123,700          $133,300
2000            $131,200          $139,100
2001            $138,800          $147,500
2002            $146,500          $158,300

Source: National Association of Realtors

COST OF LIVING

The Cost of Living Index, published by the American Chamber of Commerce Researchers Association, measures relative price levels for consumer goods and services in participating areas. The average of all participating municipalities equals 100, and the Atlanta index is read as a percentage against that national measure, shown along with other Southeastern metropolitan areas in the table below.

                                 COST OF LIVING

Location                           Total    Grocery   Housing  Utilities   Trans    Health     Misc.
-----------------------            -----    -------   -------  ---------   -----    ------     -----
Memphis                             87.1      90.9      78.3      78.5      94.1      90.2      92.3
Knoxville                           89.1      95.4      78.3      91.8      86.1      88.1      95.7
Augusta-Aiken                       91.0     104.4      71.9      91.2      99.8      94.3      97.5
Winston-Salem                       91.7      94.7      85.9      91.9      92.3      85.6      95.7
Nashville-Franklin                  91.7      99.1      81.7      80.4      93.3      82.9     100.3
Greenville                          94.7      96.7      78.3     103.7     100.8      91.9     104.0
Columbia                            95.1      99.2      85.4     114.7      88.8      89.7      99.2
Charlotte                           95.7      94.9      88.5      91.3     102.7      95.5     101.2
Birmingham                          97.6     107.1      84.4     102.8      97.4      87.1     104.7
Atlanta                             98.1     101.9      94.5      92.1     101.8     106.3      98.3
Charleston-N Charleston            100.7      98.9     100.9      96.8      99.3      97.7     103.3
Raleigh                            101.0     108.0      96.8      99.5      97.4     102.0     102.4

Source: ACCRA Cost of Living Index

PLANTATION CROSSING APARTMENTS                                     AREA ANALYSIS

RETAIL SALES

Atlanta has shown consistent, strong growth in retail sales, ranking in the top 10 national markets for retail sales over the past five years. Annual sales volumes for the metropolitan area, prepared by Claritas are depicted in the following chart. Note that data reported prior to 1999 are not comparable with data in 2000 and following; the adoption of NAFTA required replacement of SIC codes with NAICS codes.

                               RETAIL SALES GROWTH

                         [RETAIL SALES GROWTH BAR CHART]

1995            $34.9
1996            $37.6
1997            $40.2
1998            $43.7
2000            $59.6
2001            $64.6
2002            $64.7

Numbers shown are $billion.

Source: Sales & Marketing Management (to 1998) and Claritas, Inc. (2000 and following)

Based on population, current spending trends and total sales, and other demographic factors, Claritas projects that total retail sales for the metro area will reach $88.8 billion by the year 2007, a growth rate of 7.5% per annum.

TRANSPORTATION

Atlanta began in the nineteenth century as a railway and manufacturing center and continues to maintain and improve its transportation systems, enhancing a primary reason for the area's economic growth and development.

Air transportation continues to recover at Hartsfield-Atlanta International Airport, which remains the world's busiest passenger airport. Surpassing Chicago O'Hare (66.56 million passengers) and Los Angeles International (56.22 million passengers), Atlanta Hartsfield has maintained its top ranking in measures of passenger traffic and aircraft movement since 1998. More than 80% of the US population is reachable by air within two hours of Atlanta.

PLANTATION CROSSING APARTMENTS                                     AREA ANALYSIS

                    ATLANTA HARTSFIELD INTERNATIONAL AIRPORT

Activity                        1997       1998      1999       2000     2001      2002
---------------------------    -------    -------   -------   -------   -------   -------
Passengers (million)             68.21      73.47     78.09     80.16     75.86     76.88
Cargo (metric tons)            864,474    907,208   882,994   894,471   735,796   734,083
Movements (landing/takeoff)    794,447    846,881   909,911   915,454   890,494   889,966

Source: Airports Council International

The airport has begun a 10-year facility expansion that will add a fifth runway by 2005. The new runway, which will measure either 6,000 or 9,000 feet in length, is projected to decrease the present average delay of 9:00 minutes per flight to 6:12 per flight. Additional enhancements will include a new rental car facility, international terminal, control tower, and possibly third major terminal.

The economic impact of Hartsfield International Airport has been estimated at $16 billion annually for the metro Atlanta economy.

Seven interstates serve metro Atlanta, including Interstates 75, 85, and 20, which run through the city, varying in width from four to fourteen lanes. In addition, a number of US and state highways, including Georgia Highway 400 (a primary north-south corridor, extending from the central business district northward), provide excellent regional access. Georgia has a historically strong commitment to maintaining its regional roads, and major interstate highway construction continues to meet projected growth and future needs.

The Metropolitan Atlanta Rapid Transit Authority (MARTA) provides a 37-mile rapid rail transit system and extensive connector bus routes. Other available sources of commercially available ground transportation include Amtrak and Greyhound.

CONCLUSION

The Atlanta metropolitan region has played a major role in the growth of Georgia and the southeastern United States. A strong economic base has been shown in steady increases in population, in the diversity of the work force, and in job growth. Atlanta continues to gain new jobs faster and to maintain unemployment levels lower than most areas of the US. These demographic and employment trends indicate the primary drive for housing demand, retail sales, and commercial construction, and Atlanta continues to experience an exceptionally high level of economic prosperity. Atlanta has experienced tremendous growth in recent decades and taken its place as an international city. Despite modest slowing indicated by certain economic indicators, Atlanta's fundamentals remain strong and a pattern of stable growth should continue well into the foreseeable future.

PLANTATION CROSSING APARTMENTS                             NEIGHBORHOOD ANALYSIS

                      NEIGHBORHOOD MAP (NOT A FACING PAGE)

PLANTATION CROSSING APARTMENTS                             NEIGHBORHOOD ANALYSIS

                              NEIGHBORHOOD ANALYSIS

LOCATION

The subject is located in northwestern metropolitan Atlanta, on the north side of Delk Road, just east of Interstate 75, approximately 13 miles northeast of the Atlanta central business district. The boundaries of the subject's neighborhood are not delineated, but generally encompass a two- to three-mile radius from the subject property.

LAND USE

The neighborhood is an established area of northwest metropolitan Atlanta. The subject and its neighborhood are located north of the Interstate 75/Interstate 285 interchange in the eastern portion of Cobb County. There are two major influences affecting the Marietta area: development around Cumberland Mall/Galleria and Dobbins Air Reserve Base. The most intense development in the area is located just south of the subject property, in the area surrounding the intersection of Interstate 75 and Interstate 285. The development in this area has a heavy concentration of office and retail uses. In addition, the neighborhood has a large concentration of retail uses, including Cumberland Mall and the Atlanta Galleria Specialty Mall.

Cumberland Mall, a 1.2 million square foot super-regional facility, opened in 1973 and was the original catalyst of the significant level of real estate development in the area. This property was renovated in 1983, and has Rich's, J.C. Penney, and Sears as anchor tenants.

Another major development in the area is located approximately two miles northwest of the subject. Dobbins Air Reserve Base, located on approximately 3,500 acres, is utilized by the US Air Force, US Navy, and the Georgia Air National Guard. In addition, at the northwest portion of this facility is a Lockheed-Martin factory, which manufactures military aircraft, including the C-130 and previously the C5-A&B transport planes. This facility is also the production facility for the latest US Tactical Fighter Jet, the F-22. This plant is the major employer of the area with approximately 10,000 employees.

Major office developments in or near the neighborhood include: Wildwood, Interstate North, Circle 75, Atlanta Galleria, Cumberland, Parkwood, Galleria 75, and Powers Ferry Landing. This submarket is the largest office submarket in the metropolitan area exceeding 26 million square feet. Currently, two significant office projects have recently finished construction, with lease-up anticipated in the near-term. These are the addition of Galleria 600, an 18-story 432,000 square foot office tower in the Childress Klein's Atlanta Galleria office park; and Overton Park, a 15-story 400,000 square foot office tower with retail that is the first aspect of a new mixed use development by Hines.

In fact, the Cumberland/Galleria area has developed as a desirable location for a stable range of companies - from old economy stalwarts such as General Electric, Home Depot, and Lockheed

PLANTATION CROSSING APARTMENTS                             NEIGHBORHOOD ANALYSIS

Martin to new economy concerns including Worldspan, NetSchools, and Computerjobs.com. With over 50 companies resident in the Cumberland area, the area has earned its own nickname: the Platinum Triangle. Users cite access to fiber optics, ample power, and a rapidly improving system of transportation as factors that make the area appealing.

The remaining commercial development in the neighborhood consists of numerous community and neighborhood shopping centers, franchise restaurants, banking facilities, single-tenant retail facilities, automobile sales and service facilities, convenience stores, and numerous similar uses. These developments are almost exclusively located along the primary local traffic arteries.

The industrial development in the neighborhood consists almost exclusively of business parks and business service facilities. These developments are typically along secondary roadways, but are positioned for convenient access to the interstate highways. All of these developments were constructed in the mid-1970's and mid-1980's.

The residential development of the neighborhood consists of multi- and single-family uses. In the current economic cycle, developers have built homes ranging in price from $250,000 to $1,000,000. Due to the lack of land, but a desire by many people to be closer to their place of work and avoid extended driving times, many in-fill subdivisions have been developed in the neighborhood. These homes are typically priced from $200,000 and have sold quickly.

The multi-family uses in the neighborhood are generally apartment complexes, but there are also various condominium uses in the area. Generally, the area apartment complexes consist of two product types. The properties developed in the 1980's and 1990's are typically class "A" and "B", whereas the properties which were developed in the 1970's or earlier are generally categorized as "B" and "C" grade developments. Neighborhood apartment development is located along primary and secondary roadways.

The neighborhood also has a good level of supportive developments, including schools, parks, and Houses of Worship.

ACCESS

The accessibility to the area in general, and the subject property in particular, is excellent. Located just east of Interstate 75 and north of Interstate 285, there is easy access to all parts of the Atlanta metropolitan area. The neighborhood is also traversed by several primary thoroughfares including Delk Road, Powers Ferry Road, Cobb Parkway (US Highway 41), Windy Hill Road, Terrell Mill Road, and Akers Mill Road.

Interstate 285, Atlanta's perimeter highway, serves to connect all interstate highways within the metropolitan area, allowing convenient access to most Atlanta communities. Interstate 75 is a major

PLANTATION CROSSING APARTMENTS                             NEIGHBORHOOD ANALYSIS

north/south interstate extending through Atlanta and Georgia, and providing access to the eastern United States. The subject has access to Delk Road interstate exit, approximately one mile west of the main entrance.

Major road improvement projects were completed at the intersection of Interstates 285 and 75 (the Kennedy Interchange) and at Windy Ridge Parkway and Interstate 75. The Kennedy Interchange was designed to improve traffic around the Cumberland Mall/Galleria area, providing additional access to the freeway system and reducing traffic on surface streets. In addition Powers Ferry Road, from Interstate Parkway North to north of Windy Hill Road is currently being widened. These road improvements are expected to enhance the overall accessibility of the neighborhood.

In addition to the primary thoroughfares, the neighborhood is served by the Cobb Community Transit bus service which connects to the Atlanta MARTA bus and rail system. Bus service is available along most major roads in the Marietta area.

Announced future transportation improvements include a MARTA rail line connecting the Galleria to Midtown Atlanta to be built by the state and $1.8 million in sidewalk improvements to be added by the Galleria community improvement district (CID).

DEMOGRAPHICS

Population growth and new household formations have been on an upward trend within the subject neighborhood. Selected neighborhood demographics in a one-, three-, and five-mile radius from the subject are shown in the following table:

PLANTATION CROSSING APARTMENTS                             NEIGHBORHOOD ANALYSIS

                       SELECTED NEIGHBORHOOD DEMOGRAPHICS

2703 DELK RD SE                              Radius 1.0   Radius 3.0    Radius 5.0
MARIETTA, GA 30067-6203                         Mile         Miles         Miles
-------------------------------------        ---------    ----------    ----------
Population
  2007 Projection                               19,184        84,974       218,584
  2002 Estimate                                 17,497        79,443       202,436
  2000 Census                                   16,843        77,383       196,322
  2002 - 2007 % Change                             9.6%          7.0%          8.0%
Households
  2007 Projection                                8,560        37,473        91,731
  2002 Estimate                                  7,924        35,339        85,295
  2000 Census                                    7,697        34,598        82,980
  2002 - 2007 % Change                             8.0%          6.0%          7.5%
2002 Average Household Income                $  71,495    $   78,950    $   92,494
2002 Median Household Income                 $  62,843    $   60,939    $   63,048
2002 Per Capita Income                       $  30,693    $   34,287    $   38,926
2002 Median Owner Occ. Prop. Value           $ 131,684    $  153,463    $  170,127
% College Graduates                               50.9%         50.1%         45.4%

Source: Claritas, Inc.

The demographics of the neighborhood will be further discussed in the Market Analysis section of this report.

CONCLUSION

The subject property is located in an area with excellent accessibility, and which is conveniently located to employment centers. The neighborhood has a significant level of residential, commercial and office development. In summary, we expect the overall development and demographic nature of the neighborhood to remain relatively constant over the foreseeable future.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

                                 MARKET ANALYSIS

Marketability refers to the posture of the subject property within its marketplace and its ability to be leased, sold or marketed relative to its competition and current conditions. Within this section, the overall market trends influencing the Atlanta apartment market are analyzed, along with trends occurring in the local submarket, investment trends for multi-family properties, and demographic influences affecting the subject property.

The primary data sources utilized for this analysis are the Atlanta Apartment Market Tracker Year-End 2002 and the Atlanta Apartment Pipeline Report Year-End 2002, published by Dale Henson Associates, Inc. The Atlanta Apartment Market Tracker focuses on apartment trends occurring within the nine of the 20 counties comprising the Atlanta metropolitan statistical area (MSA). These counties - Fulton, DeKalb, Cobb, Gwinnett, Clayton, Cherokee, Henry, Douglas, and Rockdale
- are subdivided into 17 apartment submarkets. The Atlanta Apartment Pipeline Report focuses on apartment projects that are recently completed, under construction or planned for development, as well as the lease-up and absorption levels witnessed at these properties. The Atlanta Apartment Pipeline Report covers all 20 counties within the MSA. The subject is located within the Cobb County submarket, as defined by the Dale Henson reports.

A demographic study prepared by Claritas, Inc. has also been used to project probable future market demand for the subject property. The demographic study is included as an exhibit in the Addenda.

METROPOLITAN ATLANTA APARTMENT MARKET OVERVIEW

HISTORICAL TRENDS

Metropolitan Atlanta has witnessed tremendous expansion in the past few decades, becoming the center of economic growth in the southeastern United States. Recognizing the area's growth potential, apartment developers from around the nation focused on Atlanta during the mid-1980's. The strong national economic conditions of the times provided ample demand, which increased rental rates and occupancy rates to record levels. However, the deep national recession of the early 1990's resulted in low occupancy and rent levels, and an extreme over-supply. The Atlanta market began its recovery in early 1992 and generally maintained stable occupancy levels, even as steady expansion continued through 2000. However, with the economic downturn that began in early 2001, the apartment market began slowing.

The following table illustrates overall metro Atlanta apartment occupancy levels over the past several years.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

                 ATLANTA APARTMENT MARKET - HISTORICAL OCCUPANCY

           [ATLANTA APARTMENT MARKET - HISTORICAL OCCUPANCY BAR CHART]

1985      94%
1986      94%
1987      94%
1988      90%
1989      88%
1990      88%
1991      87%
1992      91%
1993      94%
1994      96%
1995      96%
1996    93.5%
1997    94.2%
1998    95.3%
1999    95.4%
2000    95.7%
2001    91.1%
2002    89.4%

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

Occupancy levels have decreased from the levels witnessed over the end of the 1990's, declining as regional job growth turned negative. The largest drop was recorded in the year-end change from 2000 to 2001. Also, it is significant to note that occupancy levels remain somewhat stronger than the low points set in 1989 to 1991. The change reported for year-end 2001 to 2002 was relatively minor, and outperformed the generally grim expectations of many observers. Whether occupancy levels have indeed "bottomed out" remains unclear, as significant levels of job creation have not yet exceeded job reductions.

Downward pressure on occupancy has placed competitive pressure on rental rates and upward pressure on the level of concessions offered. The following table illustrates the apartment market trends within the Atlanta metropolitan area over the past several years.

            METROPOLITAN ATLANTA APARTMENT MARKET - HISTORICAL TRENDS

            Reported      Street Rent  Street Rent   Effective Rent    Reported       Units     Units       Units
Year        Occupancy       ($/SF)     ($/Unit/Mo.)   ($/Unit/Mo.)   Concessions    Started   Delivered   Absorbed
----        ---------     -----------  ------------  --------------  -----------    -------   ---------   --------
1995          96.0%         $0.64         $646           $621            $ 2        13,775       7,580      7,500
1996          93.5%         $0.67         $678           $617            $17        11,073      11,800     10,050
1997          94.2%         $0.69         $701           $639            $21        12,572      10,040      9,880
1998          95.3%         $0.71         $725           $680            $12        12,569      11,930     12,090
1999          95.4%         $0.74         $759           $707            $17        14,828      12,000     11,350
2000          95.7%         $0.78         $792           $743            $14        11,288      12,820     12,800
2001          91.1%         $0.79         $814           $679            $63        10,770      12,235     10,240
2002          89.4%         $0.79         $814           $631            $98         7,750      12,641      4,961

Notes: Including properties with 50 units or more within the nine-county core area.

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

As illustrated, the overall occupancy level declined sharply from year-end 2000 to year-end 2001, from 95.7% to 91.1%. This deterioration is attributed to the general economic downturn, reflected in declining job growth in the Atlanta area. Since year-end 2001, the overall occupancy level witnessed an additional but more moderate decrease to 89.4% at year-end 2002. This slowing rate of decline is positive for the market, but recovery remains dependent on the return of economic expansion and positive levels of job creation.

The previous table illustrates that metro Atlanta average street rental rates have remained nearly unchanged, despite the slowing economy. However, substantial change has been occurring in effective rents, which have deteriorated over the past two years. Changes have occurred primarily in the level of concessions and occupancy, which have reduced effective rental rates. Average effective rental rates decreased $64 from year-end 2000 to 2001, and $48 from year-end 2001 to 2002. These declines returned effective rents to 1997 levels.

The market is perceived to be in a stronger position to return to growth in rents and occupancy when general economic expansion resumes, as the level of apartment starts is well below recent levels. Developers have delayed their construction schedules due to the slowing economy, which will prevent extreme overbuilding from occurring. Considering consensus economic projections that indicate positive job growth will resume by mid- to late-2003 and the absence of strong levels of new construction, projected occupancy is likely to return to 90%+ levels by late-2003 or mid-2004.

In addition, Atlanta is generally well positioned to emerge successfully from the current recession, due to its high level of diversity, strong in-migration, and low business costs. The Atlanta metropolitan area witnessed tremendous job growth over the past decade and is expected to continue as the regional growth area over the long-term.

SUPPLY COMPONENT

The following table summarizes the metropolitan apartment supply by submarket, as of year-end.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

                      METROPOLITAN ATLANTA APARTMENT MARKET

                                     Percent                                           Street   Street    Effective
                             Total     of     Reported     Units      Units    Units    Rent     Rent        Rent      Reported
Submarket                    Units*   Market  Occupancy  Delivered  Absorbed  Started  (PSF)   (Unit/Mo.  (Unit/Mo.)  Concession
--------------------------  -------  -------  ---------  ---------  --------  -------  ------  ---------  ----------  ----------
Buckhead/Brookhaven          19,770    5.7%     91.7%         520      217       586   $ 1.06  $   1,137  $      876  $      167
Cherokee County               5,649    1.6%     90.7%         484      981         0   $ 0.75  $     817  $      637  $      104
Clayton County               26,871    7.8%     90.5%         814       34       672   $ 0.68  $     688  $      581  $       42
Cobb County                  62,687   18.1%     89.1%       1,195       41       543   $ 0.79  $     810  $      621  $      101
Decatur                      10,826    3.1%     88.4%         355     (230)      255   $ 0.88  $     873  $      681  $       91
Douglas County                6,325    1.8%     91.1%         364      117       932   $ 0.77  $     781  $      655  $       56
East DeKalb County           10,658    3.1%     88.5%         483      122         0   $ 0.68  $     724  $      560  $       81
Gwinnett County              48,642   14.0%     88.8%       2,977    1,938       992   $ 0.79  $     810  $      599  $      121
Henry County                  4,790    1.4%     90.0%         409      302       338   $ 0.71  $     771  $      639  $       56
Midtown/Brookwood            15,000    4.3%     90.2%       1,228    1,217     1,088   $ 1.03  $     937  $      758  $       87
North DeKalb County          31,311    9.0%     90.8%         614     (263)        0   $ 0.82  $     833  $      655  $      101
North Fulton County          19,651    5.7%     90.2%         706      654         0   $ 0.81  $     894  $      681  $      126
Rockdale County               2,827    0.8%     89.9%         176       22         0   $ 0.73  $     741  $      608  $       57
Sandy Springs/Dunwoody       27,215    7.9%     91.2%         818      489       398   $ 0.88  $     930  $      713  $      135
Southeast DeKalb County      10,284    3.0%     87.7%         730      239       964   $ 0.69  $     762  $      594  $       74
Southwest DeKalb County      14,951    4.3%     88.0%         154     (396)        0   $ 0.65  $     633  $      526  $       30
South Atlanta/South Fulton   28,761    8.3%     85.2%         614     (523)      982   $ 0.64  $     618  $      489  $       38
                            -------             ----       ------    -----     -----   ------  ---------  ----------  ----------
Totals/Average**            346,218             89.4%      12,641    4,961     7,750   $ 0.79  $     814  $      631  $       98
                            -------             ----       ------    -----     -----   ------  ---------  ----------  ----------

Notes: * Including properties with 50 units or more. **Averages are weighted based on percent of overall market.

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

As illustrated, there is a current overall supply of approximately 346,200 apartment units in the nine-county core of metropolitan Atlanta, taking into account only properties with 50 units or more. Cobb and Gwinnett Counties make-up the largest submarkets, with approximately 18% and 14% of the overall supply, respectively. However, Fulton and DeKalb Counties would account for the largest apartment inventories, if they were not divided into multiple submarkets. Submarkets located primarily in Fulton County combine for a total of approximately 110,400 units, or 32% of the metropolitan market. Submarkets located primarily in DeKalb County contain approximately 78,000 units, or 23% of the metropolitan market.

All of the metropolitan Atlanta submarkets are currently witnessing average occupancy levels between 88% and 92%. Buckhead/Brookhaven, Sandy
Springs/Dunwoody, and Douglas County reported the highest occupancy levels among all submarkets, with reported occupancy over 91% at year-end. The highest effective rental rates on a per square foot are being achieved in the Buckhead/Brookhaven and Midtown/Brookwood submarkets, which were both over $1.00 at year-end. The market average was $0.79 per square foot as of year-end.

The Gwinnett County submarket witnessed the most apartment deliveries during 2002, with 2,977 units completed. The Midtown/Brookwood and Cobb County submarkets also saw significant deliveries during the year, with 1,228 and 1,195 new units added, respectively. Net absorption during 2002 was negative in only four of the 17 submarkets, as compared to nine submarkets with negative net absorption during 2001. This indicates that the market is in a better position to recover. The Gwinnett and Midtown/Brookwood submarkets had the highest levels of net absorption, with 1,938 and 1,217 units absorbed, respectively.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

Construction starts were moderate compared to prior years. The Midtown/Brookwood submarket led with 1,088 units begun during 2002. Douglas County, Gwinnett County, Southeast DeKalb County, and South Atlanta/South Fulton also had relatively strong levels of starts, with over 900 units begun in each. (Note that Gwinnett County, which had 992 units started, was moderate compared with prior years, when 2,500 to 3,000 units were started.) Six of the 17 submarkets had no starts.

With regard to future increases to apartment supply in metro Atlanta, the most important factor is the availability of suitable sites. Currently, developers are facing challenges in obtaining appropriately zoned apartment sites in areas with rent levels that can support new construction. The availability of apartment sites is being restricted, primarily by area governing authorities, which are resistant to new construction. Contributing to the governing authority's restrictive tendencies is the perception that apartments will eventually end-up oriented to lower-income groups within 20 or so years. Apartments are also perceived as contributing to overcrowding of area schools and a drain on the overall infrastructure (i.e. utilities, roads, etc.). As a result, several zoning authorities have instituted moratoriums on the rezoning of land for apartments, particularly in the northern portion of the metropolitan area. The decreasing supply of available apartment sites, along with the unwillingness of governmental bodies to approve re-zonings, has had a visible impact on developers, shown in the decreased level of starts.

Another consideration in the supply picture is that the majority of new apartment construction is concentrated in several high-growth areas. Conversely, a large portion of the metro area is experiencing minimal or no new construction. The majority of the new apartment development, as with most other types of commercial development, has been in the area extending north of Atlanta's central business district, between Interstates 75 and 85. In the slower growth areas, rent levels are generally lower than in the northern portions of metropolitan Atlanta, making apartment development less attractive. These trends are expected to continue.

DEMAND

Demand for multi-family communities is primarily correlated to population and employment shifts. More recently, changes in capital markets, particularly the home mortgage market, have had an additional impact on demand.

The primary indicator of apartment demand is changes in job growth, as the addition of new jobs ultimately provides the catalyst for new apartment construction. In the Atlanta area, the overall demand for apartments, as with all types of real estate, declined significantly during the early 1990s, a direct result of the decline in job growth.

The current national economic climate, aggravated by geopolitical tensions around the world, continues to have a detrimental effect on the regional economy. Prospects for resumption of positive

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

levels of job creation are just beginning to be apparent, and near-term prospects reflect the beginning of slow recovery through 2003. The following table summarizes job creation trends, according to the quarterly economic forecast published by Georgia State University's (GSU) Economic Forecasting Center.

                            METRO ATLANTA JOB GROWTH

                                  [BAR CHART]

                    Georgia       Atlanta
                    -------       -------
1994                 156.8          97.5
1995                 137.2          84.0
1996                 125.2          86.0
1997                  87.0          56.0
1998                 124.5          83.6
1999                 143.3          87.2
2000                  66.5          52.2
2001                   8.1           9.1
2002                 (86.7)        (54.3)
2003                  (5.0)          2.8
2004                  63.6          45.9
2005                  84.4          56.0

Source: Georgia State University Economic Forecasting Center (February 2003)

According to GSU's Economic Forecasting Center, job losses for 2002 in Atlanta totaled 54,300. The growth sectors that had continued strength through the 1990's - tourism, transportation, and telecommunications - were all negatively impacted by the recession, the attacks on September 11, 2001, or both. Passenger traffic at major airlines remains below peak. Convention business is slow, and hotel room rates have not begun to grow following competitive reductions. Telecom remains saturated with excess capacity. Thus, according to Rajeev Dhawan, Director of the Economic Forecasting Center, while the regional economy grew faster than the national average over the past decade, Atlanta may lag behind the nation in near-term recovery.

Dhawan projects that the US economy will begin to grow by early Fourth Quarter 2003, assuming a quick victory in engaging Iraq. With perceptions evolving to a diminished threat of terrorism, corporate decision makers are anticipated to begin reengaging and expand hiring. As job growth picks up, fundamental reasons for increases in consumption and income growth will replace the current patchwork of credit and home equity cash-outs, according to the forecast.

We note from our own observations that the Atlanta economy has continued to outperform expectations year after year. While the prospects for near-term expansion continue to be modest, in

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

long-term projections, the Atlanta metropolitan area is forecast to remain a national leader in job creation.

First time home ownership has been increasingly competing with the multi-family rental market, and property occupancy has suffered directly as a result of the record low interest rate environment. The decline in interest rates that continued through 2002 made home ownership more attainable for an increasingly larger pool of prospects, allowing renters to buy homes and removing them from the rental market.

In a rating action released in early 2003, Moody's Investor Service cited the economy and credit trends as having negatively impacted the multi-family market over the past year. With a shrinking pool of renters, revenue has declined through reduced occupancy levels.

Typically, Class A resident pools can qualify for mortgage loans, both in terms of credit profile and income. In order to compete for the remaining renters, Class A properties have increased concessions and rent discounts. In some cases this makes the product affordable to the typical B and C class tenants, attracting them away from affordable properties. Even among the Class B and C resident pools, with various private and public programs, renters are finding themselves in a position to purchase a home. In Atlanta, with lower-cost starter homes readily available, a noticeable impact on multi-family occupancy has been attributed to changes in mortgage rates and terms.

Interest rates are generally anticipated to be increased with the return of economic expansion, generally projected for mid- to late-2003. Residential mortgage rates will most likely increase in corresponding fashion.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

PERFORMANCE MEASURES

                      METROPOLITAN ATLANTA APARTMENT MARKET

                           YE         %     YE        %     YE        %     YE        %     YE
CLASS "A" PROPERTIES      1998     Change  1999    Change  2000    Change  2001    Change  2002
--------------------      -----    ------  -----   ------  -----   ------  -----   ------  -----
Effective Rent            $ 796     4.8%   $ 834    6.4%   $ 887   -11.4%  $ 786    -5.5%  $ 743
Street Rent (per Unit)    $ 860     5.2%   $ 905    4.2%   $ 943     1.8%  $ 960    -0.1%  $ 959
Street Rent (per SF)      $0.79     5.1%   $0.83    3.6%   $0.86     1.2%  $0.87    -1.1%  $0.86
Reported Occupancy         95.0%    0.1%    95.1%   0.8%    95.9%   -5.0%   91.1%   -0.1%   91.0%
Reported Concessions      $  21      --    $  26     --    $  18      --   $  89      --   $ 130

                           YE         %     YE        %     YE        %     YE        %     YE
CLASS "B" PROPERTIES      1998     Change  1999    Change  2000    Change  2001    Change  2002
--------------------      -----    ------  -----   ------  -----   ------  -----   ------  -----
Effective Rent            $ 693     2.7%   $ 712    5.2%   $ 749    -8.0%  $ 689    -7.8%  $ 635
Street Rent (per Unit)    $ 742     3.1%   $ 765    4.8%   $ 802     3.2%  $ 828     0.0%  $ 828
Street Rent (per SF)      $0.72     2.8%   $0.74    4.1%   $0.77     3.9%  $0.80     0.0%  $0.80
Reported Occupancy         95.2%    0.0%    95.2%   0.2%    95.4%   -4.8%   90.8%   -1.5%   89.4%
Reported Concessions      $  13      --    $  17     --    $  16      --   $  64      --   $ 106

                           YE         %     YE        %     YE        %     YE        %     YE
CLASS "C" PROPERTIES      1998     Change  1999    Change  2000    Change  2001    Change  2002
--------------------      -----    ------  -----   ------  -----   ------  -----   ------  -----
Effective Rent            $ 629     3.7%   $ 652     4.1%  $ 679    -8.2%  $ 623    -7.4%  $ 577
Street Rent (per Unit)    $ 665     4.2%   $ 693     4.6%  $ 725     1.8%  $ 738    -0.1%  $ 737
Street Rent (per SF)      $0.68     4.4%   $0.71     4.2%  $0.74     1.4%  $0.75     0.0%  $0.75
Reported Occupancy         96.0%   -0.1%    95.9%   -0.6%   95.3%   -3.9%   91.6%   -2.6%   89.2%
Reported Concessions      $   9      --    $  12      --   $  12      --   $  52      --   $  81

                           YE         %     YE        %     YE        %     YE        %     YE
OVERALL MARKET            1998     Change  1999    Change  2000    Change  2001    Change  2002
--------------------      -----    ------  -----   ------  -----   ------  -----   ------  -----
Effective Rent            $ 678     4.3%   $ 707    5.1%   $ 743    -8.6%  $ 679    -7.1%  $ 631
Street Rent (per Unit)    $ 725     4.7%   $ 759    4.3%   $ 792     2.8%  $ 814     0.0%  $ 814
Street Rent (per SF)      $0.71     4.2%   $0.74    5.4%   $0.78     1.3%  $0.79     0.0%  $0.79
Reported Occupancy         95.3%    0.1%    95.4%   0.1%    95.5%   -4.6%   91.1%   -1.9%   89.4%
Reported Concessions      $  13      --    $  17     --    $  14      --   $  63      --   $  98

Note: The survey is based on properties with 50 units or more, and covers a nine-county core area.

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

As illustrated, all classes of apartments witnessed an occupancy decrease from year-end 2001 to year-end 2002. Class B and C properties saw the largest decreases. Class C properties declined from reported occupancy of 91.6% at year-end 2001 to 89.2% at year-end 2002. Class B properties were down from reported occupancy of 90.8% to 89.4%. Class A apartments witnessed a negligible occupancy decline, from 91.1% to 91.0% at year-end 2002.

Effective rental rates decreased in all sectors as well, while reported concessions increased. Again, the largest declines came among Class B and C properties, which recorded decreases of over 7.8% and 7.4%, respectively, while Class A effective rents declined approximately 5.5%.

OUTLOOK FOR THE OVERALL ATLANTA APARTMENT MARKET

During the late 1990's, the Atlanta apartment market showed resilient strength and tremendous growth. However, the current national recession has produced decreasing employment growth in

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

metro Atlanta, resulting in lower apartment occupancy levels, increased concessions and declines in effective rental rates.

While the data considered indicate that the Atlanta market continued a moderate decline through 2002, the rate of decline has slowed significantly compared to the prior year. Consideration of the various data suggest some submarkets are stabilizing, while others may erode slightly further. In addition, the Atlanta area is projected to begin recovery over the coming year, with positive levels of job growth returning by year-end. Moreover, due to the lack of suitable apartment sites and discouragement of apartment development by local municipalities, the Atlanta area should avoid reaching an extreme oversupply of units. The result should be improving occupancy levels and moderate rental rate growth over the long-term.

COBB COUNTY SUBMARKET ANALYSIS

The subject is located within the Cobb County submarket. A summary of the recent operating characteristics of this submarket is presented in the following table in the Cobb County submarket.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

                         COBB COUNTY APARTMENT SUBMARKET

                                   Annual          Annual          Annual
                           YE        %      YE       %      YE       %      YE       %      Mid-     %      YE
CLASS "A" PROPERTIES      1998     Change  1999    Change  2000    Change  2001    Change   2002   Change  2002
--------------------      -----    ------  -----   ------  -----   ------  -----   ------  ------  ------  -----
Effective Rent            $ 843      1.4%  $ 855    7.1%   $ 916   -10.6%  $ 819    -3.1%  $  794   -5.7%  $ 749
Street Rent (per Unit)    $ 899      3.2%  $ 928    4.8%   $ 973     0.9%  $ 982     0.2%  $  984    0.8%  $ 992
Street Rent (per SF)      $0.81      3.7%  $0.84    3.6%   $0.87     1.1%  $0.88     1.1%  $ 0.89    0.0%  $0.89
Reported Occupancy         95.5%    -0.2%   95.3%   0.8%    96.1%   -4.4%   91.9%   -0.5%    91.4%  -0.4%   91.0%
Reported Concessions      $  16       --   $  29     --    $  19      --   $  83      --   $  105     --   $ 154

                                   Annual          Annual          Annual
                           YE        %      YE       %      YE       %      YE       %      Mid-     %      YE
CLASS "B" PROPERTIES      1998     Change  1999    Change  2000    Change  2001    Change   2002   Change  2002
--------------------      -----    ------  -----   ------  -----   ------  -----   ------  ------  ------  -----
Effective Rent            $ 737      1.9%  $ 751     3.1%  $ 774    -9.2%  $ 703    -5.1%  $  667   -2.8%  $ 648
Street Rent (per Unit)    $ 780      3.2%  $ 805     3.5%  $ 833     0.7%  $ 839    -1.4%  $  827    1.5%  $ 839
Street Rent (per SF)      $0.74      4.1%  $0.77     5.2%  $0.81     0.0%  $0.81    -1.2%  $ 0.80    1.3%  $0.81
Reported Occupancy         95.5%    -0.1%   95.4%   -0.1%   95.3%   -4.4%   91.1%   -2.0%    89.3%   0.2%   89.5%
Reported Concessions      $   8       --   $  18      --   $  21      --   $  61      --   $   72     --   $ 103

                                   Annual          Annual          Annual
                           YE        %      YE       %      YE       %      YE       %      Mid-     %      YE
CLASS "C" PROPERTIES      1998     Change  1999    Change  2000    Change  2001    Change   2002   Change  2002
--------------------      -----    ------  -----   ------  -----   ------  -----   ------  ------  ------  -----
Effective Rent            $ 648      2.8%  $ 666     3.3%  $ 688   -12.2%  $ 604    -3.3%  $  584   -0.3%  $ 582
Street Rent (per Unit)    $ 682      5.1%  $ 717     3.8%  $ 744    -0.3%  $ 742     0.3%  $  744    0.3%  $ 746
Street Rent (per SF)      $0.68      4.4%  $0.71     2.8%  $0.73     1.4%  $0.74     0.0%  $ 0.74    0.0%  $0.74
Reported Occupancy         95.9%    -0.5%   95.4%   -0.1%   95.3%   -4.5%   91.0%   -1.8%    89.4%   0.1%   89.5%
Reported Concessions      $   6       --   $  18      --   $  21      --   $  71      --   $   81     --   $  86

                                   Annual          Annual          Annual
                           YE        %      YE       %      YE       %      YE       %      Mid-     %      YE
OVERALL SUBMARKET         1998     Change  1999    Change  2000    Change  2001    Change   2002   Change  2002
--------------------      -----    ------  -----   ------  -----   ------  -----   ------  ------  ------  -----
Effective Rent            $ 700      1.4%  $ 710    4.8%   $ 744    -9.9%  $ 670    -3.0%  $  650   -4.5%  $ 621
Street Rent (per Unit)    $ 741      3.1%  $ 764    4.8%   $ 801     0.9%  $ 808    -0.6%  $  803    0.9%  $ 810
Street Rent (per SF)      $0.72      2.8%  $0.74    5.4%   $0.78     0.0%  $0.78     0.0%  $ 0.78    1.3%  $0.79
Reported Occupancy         95.6%    -0.3%   95.3%   0.0%    95.3%   -4.7%   90.8%   -0.9%    90.0%  -1.0%   89.1%
Reported Concessions      $   9       --   $  18     --    $  19      --   $  64      --   $   73     --   $ 101

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

As the previous table identifies, the average occupancy in the Cobb County submarket is currently 89.1% for all apartments, which represents a minimal decrease over the previous mid-year level of 90.0%. Prior to year-end 2001, the Cobb County submarket average occupancy level remained relatively consistent in the mid 90% range. In the subject submarket, there were minimal decreases in all apartment classes.

The average effective rental rate within the Cobb County submarket decreased 4.5% between mid-year 2002 and year-end 2002. Effective rent decreased in all classes. Furthermore, all sectors reported an increase in their level of concessions being offered.

The general perception among property owners is that rent and occupancy levels will begin to rebound during 2003, as the national economy improves and job growth returns.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

ABSORPTION

Apartment activity during 2002 shows that the Cobb County submarket recorded net absorption of 41 units and new deliveries of 1,195 units. The following table illustrates absorption rates at recently completed apartment properties within the submarket:

                         COBB COUNTY APARTMENT SUBMARKET
                                RECENT ABSORPTION

                                                                                                                         Begin
                                                                                                   #     Construction   Leasing
                 Property                                                 Developer              Units    Start Date     Date
--------------------------------------------------              -----------------------------    ------  ------------   -------
Caswyck Parkside, 1615 Cobb Parkway                             Cannon Company                    234       Apr-01       Jun-02
AMLI at Barrett Walk, 2055 Barrett Lakes Boulevard              AMLI Residential Properties       310       Dec-01       Aug-02
Trees at Kennesaw, Old U.S. 41/Stanley Rd.                      Wilwat Properties                 166       Mar-01       Feb-02
Estates at Ridenour, U.S. 41/Barrett Pkwy.                      Estates, Inc.                     300       Feb-00       Sep-00
Stanton Place, Baker Grove, Acworth                             Andrews Properties                240       Feb-00       Jan-01
Caswyck Town Center, Williams Drive                             Cannon Company                    358       Jun-00       May-01
Walden Ridge, Highway 41, Acworth                               United Residential Properties     210       Dec-00       Jul-01
Shiloh Valley Overlook, Greer Chapel Rd./I-75                   Hayes Development Corporation     300       Mar-00       May-01
Summit Shiloh Phase II, 4044 Busbee Parkway                     Summit Properties                  50       May-01       Jan-02
Alta Green, Shiloh Rd./Wade Green Rd./1-75                      Wood Partners                     498       Dec-00       Oct-01

Source: Atlanta Apartment Pipeline Report, Year-End 2002, Dale Henson & Associates, Inc.

The data illustrates absorption ranging from 7.4 to 24.4 units per month, with the median being 13.6 units per month. This is considered a good level of absorption.

NEW DEVELOPMENT

The number of apartment units under construction as of year-end 2002 totaled 836 units in 4 properties within the Cobb County submarket. This is considered a relatively small amount of activity, given the geographic area that the submarket encompasses. These properties are summarized in the following table.

                         COBB COUNTY APARTMENT SUBMARKET
                          APARTMENTS UNDER CONSTRUCTION

                                                                                                                      Comp.
                                                                                            Const.    First Units   Expected
                    Property                                Developer            # Units  Start Date     Avail.       Date
------------------------------------------------   ----------------------------  -------  ----------  -----------   --------
Galleria
No apartments under construction in this subarea
South Cobb
No apartments under construction in this subarea
Town Center
Caswyck Parkside, 1615 Cobb Pkwy.                  Cannon Company                  234      Apr-01      Jul-02        Oct-02
Cobblestone Landing, U.S. 41                       PRS Construction                172      Jun-02      Jan-03        Jun-03
AMLI at Barrett Walk, 2055 Barrett Lakes Blvd.     AMLI Residential Properties     310      Dec-01      Aug-02        Jul-03
Highland Court, Goerge Busbee Parkway/Wade Green   Norsouth                        120      Nov-02      Jul-03          --
East Marietta
No apartments under construction in this subarea
West Cobb
No apartments under construction in this subarea
Total                                                                              836

Source: Atlanta Apartment Pipeline Report, Year-End 2002, Dale Henson & Associates, Inc.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

There are multiple properties which are currently under construction. However, none of these properties are in the subject's submarket. In addition, these properties will not provide competition for the subject, as they will be Class "A" properties and will appeal to a different type of tenant. In addition, the identified properties are located over a very large geographical area, which decreases the potential negative impact of the new product being added to the apartment housing stock.

In addition to projects currently under construction, there is one known project in various stages of planning. This number of proposed projects is also considered a relatively moderate level of activity, given the large geographic area that the submarket encompasses. The properties proposed for development in the near-term are summarized in the following table.

                         COBB COUNTY APARTMENT SUBMARKET
                               PROPOSED APARTMENTS

                                                                        #
                 Property                         Developer           Units     # Acres            Remarks
---------------------------------------     ---------------------     -----     -------    ------------------------
Galleria
No apartments planned for this subarea
South Cobb
No apartments planned for this subarea
Town Center
Hillside Vista, 2155 Cobb Parkway           Vista Realty Partners       212       ---      Construction start 01/03
East Marietta
No apartments planned for this subarea
West Cobb
No apartments planned for this subarea
                                                                       ----
Total                                                                   212
                                                                       ----

Source: Atlanta Apartment Pipeline Report, Year-End 2002, Dale Henson & Associates, Inc.

Based on our discussions with the developer of this site, we believe that this property will be constructed. As mentioned previously, new construction in the submarket will not compete with the subject, therefore there is sufficient demand for this product. Furthermore, there are no proposed apartment properties in the subject's immediate area.

EAST MARIETTA PRIMARY MARKET AREA

Although Cobb County is identified as only one submarket by the Atlanta Apartment Market Tracker, it subdivides the county into five primary market areas. These areas are identified as Cumberland/Galleria, South Cobb, Town Center, East Marietta and West Cobb. The subject is located within the East Marietta primary market area, as defined by the report. The following table illustrates changes in rental rates, occupancy levels and concessions with the East Marietta primary market area over the past four years.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

                        EAST MARIETTA PRIMARY MARKET AREA

                          YE       %      YE       %      YE       %     Mid-      %       YE
CLASS "A" PROPERTIES     1999    Change  2000    Change  2001    Change  2002    Change   2002
--------------------     -----   ------  -----   ------  -----   ------  -----   ------   -----
Effective Rent           $ 812    2.2%   $ 830   -13.3%  $ 720    -5.6%  $ 680    -9.3%   $ 617
Street Rent (per Unit)   $ 881    3.7%   $ 914    -4.4%  $ 874     0.7%  $ 880     4.3%   $ 918
Street Rent (per SF)     $0.79    3.8%   $0.82    -6.1%  $0.77     1.3%  $0.78     0.0%   $0.78
Reported Occupancy        95.3%   0.1%    95.4%   -8.3%   87.5%   -3.4%   84.5%    0.8%    85.2%
Reported Concessions     $  28     --    $  42      --   $  45      --   $  64      --    $ 172

                          YE       %      YE       %      YE       %     Mid-      %       YE
CLASS "B" PROPERTIES     1999    Change  2000    Change  2001    Change  2002    Change   2002
--------------------     -----   ------  -----   ------  -----   ------  -----   ------   -----
Effective Rent           $ 712    3.2%   $ 735   -11.3%  $ 652    -2.8%  $ 634    -1.1%   $ 627
Street Rent (per Unit)   $ 765    4.3%   $ 798    -1.1%  $ 789    -0.8%  $ 783     1.9%   $ 798
Street Rent (per SF)     $0.71    4.2%   $0.74     0.0%  $0.74    -1.4%  $0.73     6.8%   $0.78
Reported Occupancy        94.9%   0.0%    94.9%   -5.8%   89.4%    0.6%   89.9%    0.4%    90.3%
Reported Concessions     $  14     --    $  22      --   $  53      --   $  70      --    $  98

                          YE       %      YE       %      YE       %     Mid-      %       YE
CLASS "C" PROPERTIES     1999    Change  2000    Change  2001    Change  2002    Change   2002
--------------------     -----   ------  -----   ------  -----   ------  -----   ------   -----
Effective Rent           $ 657     3.5%  $ 680   -11.5%  $ 602    -6.3%  $ 564    4.3%    $ 588
Street Rent (per Unit)   $ 709     4.7%  $ 742     1.2%  $ 751    -4.3%  $ 719    3.2%    $ 742
Street Rent (per SF)     $0.69     2.9%  $0.71    -1.4%  $0.70    -2.9%  $0.68    4.4%    $0.71
Reported Occupancy        95.4%   -0.4%   95.0%   -4.7%   90.5%   -3.6%   87.2%   2.6%     89.5%
Reported Concessions     $  19      --   $  25      --   $  78      --   $  63     --     $  83

                          YE       %      YE       %      YE       %     Mid-      %       YE
OVERALL SUBMARKET        1999    Change  2000    Change  2001    Change  2002    Change   2002
--------------------     -----   ------  -----   ------  -----   ------  -----   ------   -----
Effective Rent           $ 704     2.7%  $ 723   -11.1%  $ 643    -4.7%  $ 613    -4.7%   $ 584
Street Rent (per Unit)   $ 761     3.9%  $ 791    -1.1%  $ 782    -0.6%  $ 777     0.9%   $ 784
Street Rent (per SF)     $0.72     4.2%  $0.75    -1.3%  $0.74     0.0%  $0.74     0.0%   $0.74
Reported Occupancy        95.1%   -0.4%   94.7%   -5.9%   89.1%   -2.4%   87.0%    1.3%    88.1%
Reported Concessions     $  20      --   $  27      --   $  54      --   $  63      --    $ 114

Source: The Atlanta Apartment Tracker, Dale Henson Associates, Inc.

As illustrated, the East Marietta primary market area has not performed quite as well as the overall Cobb County submarket, with a reported year-end occupancy level of 88.1%. Though, it appears that Class "B" and "C" properties are fairing better than Class "A" properties, with a reported occupancy level of 85.2%. However, overall properties showed an increase of 88.1% in occupancy from mid-year 2002 figures. We expect conditions to improve rather quickly within this area, however, as there is no new construction occurring or planned, and there is little, if any, remaining developable land for apartments.

CONCLUSIONS FOR THE COBB COUNTY APARTMENT SUBMARKET

Based on our analysis, we have found the Cobb County and East Marietta apartment market is experiencing operating characteristics which are similar to those found in the overall metro Atlanta market. In addition, the area is expected to continue receiving a good level of job creations, following the current recession. Therefore, we believe the Cobb County submarket provides a very

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

viable location for a well located apartment complex, such as the subject property. Further, we believe the subject will experience a good operating level over the long-term following the planned extensive renovation.

INVESTMENT TRENDS

Generally, there remains a divide between sellers' pricing and buyers' offers. Given softened occupancies and reductions in rental rates, the attractiveness of multi-family acquisitions has been temporarily diminished somewhat. This trend may continue through 2003, which holds subdued prospects for rent increases until sustained job growth resumes.

Over the longer-term, apartments are anticipated to recover strongly and continue to be commodity investments. For 5- and 10-year periods, apartments are anticipated to outperform other property sectors.

Regionally, reflecting the softer apartment operating environment, the volume of multi-family sales in metropolitan Atlanta slowed over the past year. Total volume for the year 2002 was reported at $700 million, down 41% from 2001 and 51% from 2002 levels. Although the number of sales fell, overall values did not appear to be significantly negatively impacted, as lower rates and yields have offset property performance issues.

The following charts present the average selling price per apartment unit over the recent past. Among Class A properties, there continues to be appreciation for properties built in infill locations, while suburban properties have fluctuated downward over the past four years. Among Class B properties, prices have declined for properties in infill locations, while suburban properties have generally shown a net increase over the recent past.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

                    CLASS A - AVERAGE SELLING PRICE PER UNIT

                                  [BAR CHART]

                Infill      Suburban
               --------     --------
1999           $109,000     $ 79,964
2000           $103,368     $ 75,005
2001           $106,232     $ 78,620
2002           $118,721     $ 74,568

Source: CB Richard Ellis, Inc.

                    CLASS B - AVERAGE SELLING PRICE PER UNIT

                                  [BAR CHART]

                Infill      Suburban
               --------     --------
1999           $78,254      $49,997
2000           $65,413      $57,980
2001           $70,473      $57,070
2002           $66,870      $54,645

Source: CB Richard Ellis, Inc.

DEMOGRAPHIC ANALYSIS

Demand for additional residential property is a direct function of population change. Multi-family communities are products of a clearly definable demand relating directly to population shifts.

HOUSING, POPULATION, AND HOUSEHOLD FORMATION

The following table illustrates the population and household changes for the subject neighborhood.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

                      POPULATION AND HOUSEHOLD PROJECTIONS

2703 DELK RD SE                    Radius 1.0   Radius 3.0   Radius 5.0
MARIETTA, GA 30067-6203               Mile        Miles        Miles
-----------------------            ----------   ----------   ----------
Population
     2007 Projection                 19,184       84,974       218,584
     2002 Estimate                   17,497       79,443       202,436
     2000 Census                     16,843       77,383       196,322
     2002 - 2007 % Change               9.6%         7.0%          8.0%
Households
     2007 Projection                  8,560       37,473        91,731
     2002 Estimate                    7,924       35,339        85,295
     2000 Census                      7,697       34,598        82,980
     2002 - 2007 % Change               8.0%         6.0%          7.5%

Source:  Claritas, Inc.

Households represent the basic unit of demand in the housing market. According to the data, the subject's neighborhood is experiencing continuing strong levels of increase in population and households.

INCOME DISTRIBUTIONS

Household income available for expenditure on housing and other consumer items is the bottom line factor for determining the price/rent level of housing demand in a market area. In the case of this study, projections of household income, particularly for renters, identifies in gross terms the market from which the subject submarket draws. The following table illustrates estimated household income distribution for the subject neighborhood.

                          HOUSEHOLD INCOME DISTRIBUTION

2703 DELK RD SE                                 Radius 1.0   Radius 3.0    Radius 5.0
MARIETTA, GA 30067-6203                            Mile        Miles         Miles
------------------------------------------      ----------   ----------    ----------
2002 Est. Households by Household Income
   $150,000 - or more                             29.54%       23.23%        13.19%
   $100,000 - $149,999                            11.30%       10.91%        12.15%
   $ 75,000 - $ 99,999                            16.52%       14.69%        13.55%
   $ 50,000 - $ 74,999                            32.63%       25.54%        23.25%
   $ 35,000 - $ 49,999                            17.21%       18.41%        16.27%
   $ 25,000 - $ 34,999                             8.65%        9.02%         8.46%
   $ 15,000 - $ 24,999                             4.57%        6.08%         6.76%
   Under $15,000                                   2.80%        5.31%         6.38%

Source: Claritas, Inc.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

The following table illustrates the median and average household income levels for a one-, three-, and five-mile radius.

                             HOUSEHOLD INCOME LEVELS

2703 DELK RD SE                      Radius 1.0      Radius 3.0     Radius 5.0
MARIETTA, GA 30067-6203                 Mile           Miles          Miles
--------------------------------     ----------      ----------     ----------
2002 Average Household Income         $71,495         $78,950        $92,494
2002 Median Household Income          $62,843         $60,939        $63,048
2002 Per Capita Income                $30,693         $34,287        $38,926

Source: Claritas, Inc.

An analysis of the income data indicates that the submarket is generally comprised of middle-income groups, which are the same groups to which the subject property is oriented.

EMPLOYMENT

The employment population within a one-, three-, and five-mile radius is as follows:

                            POPULATION BY OCCUPATION

2703 DELK RD SE                                Radius 1.0   Radius 3.0     Radius 5.0
MARIETTA, GA 30067-6203                           Mile         Miles          Miles
-------------------------------------------    ----------   ----------     ----------
Occupation
  Managerial and Professional Specialty          35.83%       34.68%         34.96%
  Technical, Sales and Administrative Support    41.90%       40.98%         38.87%
  Service                                         9.84%       10.86%         10.58%
  Farming, Forestry and Fishing                   0.21%        0.65%          0.77%
  Precision, Production, Craft and Repair         6.31%        6.18%          7.53%
  Operators, Fabricators and Laborers             5.91%        6.66%          7.29%

Source: Claritas, Inc.

The previous table illustrates the employment character of the submarket, indicating a predominantly `white-collar' employment profile. Within a three-mile radius of the subject, executive and managerial, professional specialty, sales, and administrative support are the largest employment categories.

SUMMARY OF DEMOGRAPHIC TRENDS

Based on our analysis, the area within a three-mile radius of the subject property is projected to experience significant growth relative to households and population in the foreseeable future. Given the area demographics, we believe that there will continue to be a good level of demand for area apartment units, and for the subject property.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

OCCUPANCY

Comparable apartment properties have been surveyed in order to identify the occupancy trends within the immediate submarket. The comparable data is summarized in the following table:

                     SUMMARY OF COMPARABLE APARTMENT RENTALS

COMP.
 NO.                          NAME                                 LOCATION                 OCC
-------       -------------------------------------         -----------------------         ---
1             Stone Mill                                    2575 Delk Road,                 95%
                                                            Marietta, GA

2             Signature Place Apartments                    1049 Powers Ferry Road,         80%
                                                            Marietta, GA

3             Highland Falls                                2560 Delk Road,                 85%
                                                            Marietta, GA

4             Concepts 21 Delk                              2600 Bentley Road,              85%
                                                            Marietta, GA

5             Bentley Manor                                 2605 Bentley Road,              89%
                                                            Marietta, GA

6             Gardens At East Cobb (fka Park Knoll)         2850 Delk Road, SE,             91%
                                                            Marietta, GA
                                                                                            --
Subject       Plantation Crossing Apartments                2703 Delk Road,
                                                            Marietta, GA                    96%
                                                                                            --

Compiled by: CB Richard Ellis, Inc.

The comparable properties surveyed mostly reported occupancy rates ranging from 80% to 95%. The subject property is currently 95.6% occupied. Based on the foregoing analysis, CB Richard Ellis' conclusion of stabilized occupancy for the subject is illustrated in the following table. We note that our stabilized occupancy estimate includes a deduction for vacancy and collection loss, as well as for non-revenue units.

PLANTATION CROSSING APARTMENTS                                   MARKET ANALYSIS

                              OCCUPANCY CONCLUSIONS

Atlanta Area                                        89.4%
Cobb County Submarket                               88.4%
East Marietta Primary Market Area                   88.1%
Rent Comparables (Average)                          87.5%
Subject's Current Occupancy                         95.6%
                                                    ====
Subject's Stabilized Occupancy                      92.0%
                                                    ----

Source: CB Richard Ellis, Inc.

CONCLUSION

We believe the subject property is well located for an apartment complex. The site provides convenient access to Interstate 75 and major employment centers in metropolitan Atlanta. It is located in an area which is experiencing growth similar to that of metropolitan Atlanta. Furthermore, there is a minimal number of properties under construction or planned in the subject's immediate area. Given these considerations, we believe the subject will enjoy a good operating level.

PLANTATION CROSSING APARTMENTS                                     SITE ANALYSIS

Insert site plan here

PLANTATION CROSSING APARTMENTS                                     SITE ANALYSIS

                                  SITE ANALYSIS

The following chart provides a summary of the salient features relating to the subject site.

                                  SITE SUMMARY

PHYSICAL DESCRIPTION
  Net Site Area                   14.947 Acres   651,091 Sq. Ft.
  Primary Road Frontage           Delk Road
  Excess Land Area                None
  Zoning District                 RM-12, Multi-Family Residential
  Flood Map Panel No.             13067C 0055F
  Flood Zone                      X

Source: Various sources compiled by CB Richard Ellis, Inc.

LOCATION

The subject property is located along the north side of Delk Road, just east of Interstate 75, in the city of Marietta, in Cobb County, metropolitan Atlanta, Georgia, with a street address of 2703 Delk Road. Ingress and egress is available to the site via one curb along Delk Road. The site has a good level of visibility from Delk Road.

ASSESSORS PARCEL NUMBER

The subject is identified by the Cobb County Tax Assessor's office as parcel 17-0858-006.

LAND AREA

The site consists of 14.947 gross acres. There is no unusable or excess land area.

SHAPE AND FRONTAGE

The site is irregular in shape and has a good level of frontage along the north side of Delk Road.

TOPOGRAPHY AND DRAINAGE

The site has a gently rolling topography. During the inspection of the property, no drainage problems were observed and none are assumed to exist.

SOILS

A soil analysis for the site has not been provided for the preparation of this appraisal. In the absence of a soil report, it is a specific assumption that the site has adequate soils to support the highest and best use.

PLANTATION CROSSING APARTMENTS                                     SITE ANALYSIS

EASEMENTS AND ENCROACHMENTS

A title policy for the property has not been provided for the preparation of this appraisal. Based on our visual inspection and review of the site plan, the property does not appear to be adversely affected by any easements or encroachments. It is recommended that the client/reader obtain a current title policy outlining all easements and encroachments on the property, if any, prior to making a business decision.

COVENANTS, CONDITIONS AND RESTRICTIONS

There are no known covenants, conditions and restrictions impacting the site which are considered to affect the marketability or highest and best use, other than zoning restrictions.

UTILITIES AND SERVICES

The site is within the jurisdiction of the city of Marietta and Cobb County and is provided all services, including police, fire and refuse garbage collection. All utilities are available to the site in adequate quality and quantity to service the highest and best use as if vacant and as improved.

FLOOD ZONE

According to flood hazard maps published by the Federal Emergency Management Agency (FEMA), the site appears to be located within Zone X (outside the 500-year flood hazard area). This information is indicated on Community Map Panel 13067C 0055F, dated August 18, 1992. This zone is defined as follows.

         FEMA Zone X:  Areas determined to be outside the 500-year flood plain.

ENVIRONMENTAL ISSUES

CB Richard Ellis, Inc. has not observed, yet is not qualified to detect, the existence of potentially hazardous material or underground storage tanks which may be present on or near the site. The existence of hazardous materials or underground storage tanks may have an affect on the value of the property. For this appraisal, CB Richard Ellis, Inc. has specifically assumed that the property is not affected by any hazardous materials and/or underground storage tanks which may be present on or near the property.

CONCLUSION

The site is well located and afforded excellent access from Delk Road and Interstate 75. The size of the site is typical for the area and use, and there are no known detrimental uses in the immediate vicinity. Overall, there are no known factors which are considered to prevent the site from development to its highest and best use, as if vacant, or adverse to the existing use of the site.

PLANTATION CROSSING APARTMENTS                              IMPROVEMENT ANALYSIS

                              IMPROVEMENT ANALYSIS

The following chart depicts the subject's unit mix and building area.

                               IMPROVEMENT SUMMARY

Number of Buildings               13
Number of Stories              2 & 3
Gross Building Area          192,330 SF
Net Rentable Area            190,030 SF
Number of Units                  180
Average Unit Size              1,056 SF

                                                      PERCENT OF     UNIT SIZE
UNIT MIX                   NO. OF UNITS                 TOTAL          (SF)         NRA (SF)
--------                   ------------               ----------     ---------      --------
1BR/1BA                          60                     33.3%           820          49,200
2BR/1BA                          40                     22.2%         1,070          42,800
2BR/2BA                          40                     22.2%         1,135          45,400
2BR/2BA                          22                     12.2%         1,300          28,600
2BR/2BA                          18                     10.0%         1,335          24,030
                                ---                    -----          -----         -------
Total/Average:                  180                    100.0%         1,056         190,030
                                ---                    -----          -----         -------

Source: Property Manager

Building plans and specifications were not provided for the preparation of this appraisal. The following is a description of the subject improvements and basic construction features derived from CB Richard Ellis, Inc.'s physical inspection and discussions with property management.

YEAR BUILT

The subject property was built in 1979.

FOUNDATION

The foundation consists of poured reinforced concrete/perimeter footings and column pads.

CONSTRUCTION COMPONENTS

The construction components include a wood frame with wood truss and joist floor structure and plywood floor deck.

FLOOR STRUCTURE

The floor structure is summarized as follows:

PLANTATION CROSSING APARTMENTS                              IMPROVEMENT ANALYSIS

        GROUND FLOOR:           Concrete slab on compacted fill

        OTHER FLOORS:           Plywood decking with light-weight concrete cover

EXTERIOR WALLS

The exterior wall structure consists of wood frame over wood trim. The units have single-pane windows in aluminum frames.

ROOF COVER

Roofs consist of a wood truss support system covered with plywood decking, felt paper and composition shingles.

PARKING AND DRIVES

The subject has 314 normal parking spaces and 7 handicap spaces, which equates to 1.78 parking spaces per unit. This is considered a minimal amount of parking as compared to comparable properties in the market. All of the parking areas and driveways are asphalt paved and currently in average condition.

LANDSCAPING

The project features a combination of grass, planted beds and forested landscaping which is considered to be in average condition.

PROJECT AMENITIES

The project amenities include a swimming pool, Jacuzzi, two lighted tennis courts, carwash, and laundry facility.

UNIT AMENITIES

Each unit has washer/dryer connections, sunrooms, and walk-in closets. In addition, select units have fireplaces and ceiling fans.

FIRE PROTECTION

The improvements are not fire sprinklered. However, all units are equipped with smoke detectors and are assumed to have adequate fire alarm systems, fire exits, fire extinguishers, fire escapes and/or other fire protection measures to meet local Fire Marshal requirements.

PLANTATION CROSSING APARTMENTS                              IMPROVEMENT ANALYSIS

HVAC

The units feature individual "central" HVAC units with exterior mounted compressors. The systems are assumed to be in good operating condition and adequate for the respective square footage of each individual unit.

UTILITIES

The units have gas heat and hot water heaters, along with all appliances being gas. The cost of trash removal and pest control is included in the rental rates. Thus, current operations indicate the landlord is responsible for common area utilities, as well as the cost of trash removal and pest control to the individual units. Each resident is responsible for their respective electrical, natural gas, telephone and cable television expenses. All utilities are publicly provided.

INTERIOR LIGHTING

Each unit features a combination of incandescent and fluorescent lighting in appropriate interior and exterior locations.

KITCHENS

Each unit features a range/oven, frost-free refrigerator with icemaker, garbage disposal, and dishwasher. Furthermore, each unit features wood cabinets with Formica countertops and vinyl flooring in the kitchen area.

BATHROOMS

The bathrooms within each unit feature combination garden tub/showers with fiberglass surrounds. Additionally, each bathroom features a commode, wood cabinet with Formica counter and built-in sink, wall-mounted vanity mirror and vinyl tile flooring.

QUALITY AND STRUCTURAL CONDITION

The overall quality of the project is considered to be good for the neighborhood and age. CB Richard Ellis, Inc. did not observe any evidence of structural fatigue and the improvements appear structurally sound for occupancy. However, CB Richard Ellis, Inc. is not qualified to determine structural integrity and it is recommended that the client/reader retain the services of a qualified, independent engineer or contractor to determine the structural integrity of the improvements prior to making a business decision. There were several minor items of deferred maintenance noted at the subject property, which is discussed below.

PLANTATION CROSSING APARTMENTS                              IMPROVEMENT ANALYSIS

FUNCTIONAL UTILITY

All of the floor plans are considered to feature functional layouts and the overall layout of the project is considered functional in utility. According to property management, each unit within the project receives adequate demand and the project does not have excess demand for any particular floor plan or location. Therefore, the unit mix is also functional and no conversion is warranted.

PROJECT DENSITY

The project is developed to a density of 12.04 units per acre, which is commensurate with other properties in the neighborhood.

ADA COMPLIANCE

All common areas of the project are assumed to have handicap accessibility and several of the project's units are assumed to have been designed for handicap occupancy. The client/reader's attention is directed to the specific limiting conditions regarding ADA compliance.

FURNITURE, FIXTURES AND EQUIPMENT

The apartment units are rented on an unfurnished basis. However, miscellaneous maintenance tools, pool furniture, leasing office furniture, clubhouse furniture and exercise machines are examples of personal property associated with and typically included in the sale of multi-family apartment complexes. The personal property items contained in the project are not considered to contribute significantly to the overall value of the real estate.

ENVIRONMENTAL ISSUES

CB Richard Ellis, Inc. has not observed, yet is not qualified to detect, the existence of any potentially hazardous materials such as lead paint, asbestos, urea formaldehyde foam insulation, or other potentially hazardous construction materials on or in the improvements. The existence of such substances may have an affect on the value of the property. For the purpose of this assignment, we have specifically assumed that the subject is not affected by any hazardous materials which would cause a loss in value.

DEFERRED MAINTENANCE

The engineering reports indicated several minor items of deferred maintenance at the subject property. The following chart depicts the deferred maintenance items identified and their respective estimated costs to cure.

PLANTATION CROSSING APARTMENTS                              IMPROVEMENT ANALYSIS

                        ANALYSIS OF DEFERRED MAINTENANCE

Prepare, Prime, and Paint Pool Fence    $    1,500
Replace Flexible Gas Connectors         $    1,800
Gutter/Downspout Repair                 $    6,000
Tree Trimming and Removal               $   10,000
Railing Replacement                     $      250
Siding and Trim Repair                  $   27,100
Exterior Painting                       $   59,000
                                        ----------
Total Deferred Maintenance:             $  105,650
                                        ----------

Source: Engineering Reports


The items of deferred maintenance will be cured in the near-term. Therefore, at the request of the client, we have not made any deductions.

ECONOMIC AGE AND LIFE

CB Richard Ellis, Inc.'s estimate of the subject improvements effective age and remaining economic life is depicted in the following chart:

                             ECONOMIC AGE AND LIFE

Actual Age                                    24 YEARS
Effective Age                                 20 YEARS
MVS Expected Life                             50 YEARS
Remaining Economic Life                       30 YEARS
Accrued Physical Incurable Depreciation       40.0%

Source: CB Richard Ellis, Inc.

The overall life expectancy is based upon our on-site observations and a comparative analysis of typical life expectancies reported for buildings of similar construction as published by Marshall and Swift, Inc., in the Marshall Valuation Service cost guide. While CB Richard Ellis, Inc. did not observe anything to suggest a different economic life, a capital improvement program could extend the life expectancy.

CONCLUSION

The improvements are considered to be in good overall condition and are considered to be above average for the age and location with regard to improvement design and layout, as well as amenities. Overall, there are no known factors which could be considered to adversely impact the marketability of any of the subject units or the overall project from a rental standpoint.

PLANTATION CROSSING APARTMENTS                                            ZONING

                                     ZONING

The following chart summarizes the zoning requirements applicable to the subject:

                                 ZONING SUMMARY

Current Zoning                RM-12, Multi-family Residential

Legally conforming            Yes

Uses permitted                Multi-family Residential

Zoning Change                 Not Likely

   CATEGORY                              ZONING REQUIREMENT

Parking                       1.78 Spaces per unit

Source: City of Marietta Planning & Zoning Department

ANALYSIS AND CONCLUSION

The improvements appear to be a legally conforming use. It should be noted that the value of the subject property would not be impacted if the property was found to be legally non-conforming. In addition, improvements can be restored if damaged or destroyed based on the zoning status. Because the subject property consists of 13 separate buildings, the risk associated with losing more than one structure to a typical loss, such as fire, seems highly unlikely. Further, we are not aware of any code violations. It is recommended that the City of Marietta planning and zoning personnel be contacted regarding more specific information which might be applicable to the subject.

PLANTATION CROSSING APARTMENTS                           TAX AND ASSESSMENT DATA

                             TAX AND ASSESSMENT DATA

The subject property is liable for real estate taxes in the city of Marietta and Cobb County. Property in Cobb County is assessed at 40% of the assessor's estimated market value. The combined city and county tax rate for 2002 was $29.473 per $1,000 of assessment. Minimal or no change is expected for 2003. The following table illustrates the subject's 2003 tax value. These figures do not include any furniture, fixtures and equipment.

                           AD VALOREM TAX INFORMATION

Assessor's Market Value                                  2003
-----------------------                               -----------
17-0858-006                                           $ 8,718,451

Assessed Value @  40%                                 $ 3,487,380

Tax Rate          (per $1,000 A.V.)                        29.473

TOTAL TAXES                                           $   102,784

Source: Cobb County Tax Assessor's Office

TAX COMPARABLES

As a crosscheck to the subject's applicable real estate taxes, CB Richard Ellis, Inc. has reviewed the real estate tax information for comparable properties in the immediate area. The following table summarizes the real estate tax comparables employed for this assignment:

                           AD VALOREM TAX COMPARABLES

                          Comp 1                   Comp 2             Comp 3                   Subject
                 -------------------------  --------------------  ---------------  ------------------------------
Property              Highland Falls        Oaks At Powers Ferry  Signature Place  Plantation Crossing Apartments
Parcel Number    17-0799-003 & 17-0800-001       17-0868-002        17-0926-025              17-0858-006
Year Built                 1971                     1980               1973                     1979
No. Units                   446                      182                414                      180
Tax Year                   2003                     2003               2003                     2003
TOTAL TAX VALUE         $19,268,301              $8,313,806         $16,643,183              $8,718,451
PER UNIT                $    43,202              $   45,680         $    40,201              $   48,436

Source: Cobb County Tax Assessor's Office

CONCLUSION

The tax comparables range in value from $40,201 to $45,680 per unit, with the subject's tax value being within the indicated range. Therefore, we believe the subject's current tax value is appropriate and we have utilized the current tax liability within our analysis.

PLANTATION CROSSING APARTMENTS                           TAX AND ASSESSMENT DATA

Another factor we have considered is that the subject's tax value is less than our estimate of market value. However, we have found this to be common of the Tax Assessor's Office, in that tax values typically lag behind market values.

PLANTATION CROSSING APARTMENTS                              HIGHEST AND BEST USE

                              HIGHEST AND BEST USE

In appraisal practice, the concept of highest and best use represents the premise upon which value is based. The four criteria the highest and best use must meet are:

                        -     legal permissibility;

                        -     physical possibility;

                        -     financial feasibility; and,

                        -     maximum profitability.

Highest and best use analysis involves assessing the subject both as if vacant and as improved.

AS VACANT

LEGAL PERMISSIBILITY

The legally permissible uses were discussed in the zoning section of this report. Basically, the site is limited to multi-family residential uses.

PHYSICAL POSSIBILITY

The physical characteristics of the subject site were discussed in detail in the site analysis. Overall, a wide range of legally permissible uses would be physically possible.

FINANCIAL FEASIBILITY

The financial feasibility of a specific property is market driven, and is influenced by surrounding land uses. Based on the subject's specific location and physical characteristics, development of the site with a multi-family residential use, which is complimentary to the surrounding land uses would represent the most likely financially feasible option.

MAXIMUM PROFITABILITY

Based on our analysis of current rents and building costs, it is our opinion that an apartment development would represent the most profitable use.

CONCLUSION:  HIGHEST AND BEST USE AS VACANT

Based on the foregoing, the highest and best use of the site as though vacant would be for apartment development.

PLANTATION CROSSING APARTMENTS                              HIGHEST AND BEST USE

AS IMPROVED

LEGAL PERMISSIBILITY

The subject site was approved for apartment development and the improvements are a legally conforming use.

PHYSICAL POSSIBILITY

The subject improvements were discussed in detail in the Improvement Analysis. The layout and positioning of the improvements are functional for apartment use based on comparison to neighborhood properties.

FINANCIAL FEASIBILITY

The financial feasibility for an apartment property is based on the amount of rent which can be generated, less operating expenses required to generate that income; if a residual amount exists then the land is being to a productive use. As will be indicated in the Income Capitalization Approach, the subject is capable of producing a positive net cash flow and continued utilization of the improvements for apartment is considered financially feasible.

MAXIMUM PROFITABILITY

It appears there are no alternative uses of the existing improvements which would produce a higher net income and/or value over time than the current use, as a rental apartment complex.

CONCLUSION: HIGHEST AND BEST USE AS IMPROVED

Based on the foregoing, the highest and best use of the property as improved is for continued operation as a rental apartment complex.

PLANTATION CROSSING APARTMENTS                             APPRAISAL METHODOLOGY

                              APPRAISAL METHODOLOGY

In appraisal practice, an approach to value is included or omitted based on its applicability to the property type being valued and the quality and quantity of information available.

COST APPROACH

The Cost Approach is based upon the proposition the informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land or when relatively unique or specialized improvements are located on the site and for which there exist few sales or leases of comparable properties.

SALES COMPARISON APPROACH

The Sales Comparison Approach utilizes sales of comparable properties, adjusted for differences, to indicate a value for the subject. Valuation is typically accomplished using physical units of comparison such as price per square foot, price per unit, price per floor, etc., or economic units of comparison such as gross rent multiplier. Adjustments are applied to the physical units of comparison derived from the comparable sale. The unit of comparison chosen for the subject is then used to yield a total value. Economic units of comparison are not adjusted, but rather analyzed as to relevant differences, with the final estimate derived based on the general comparisons.

INCOME CAPITALIZATION APPROACH

The Income Capitalization Approach reflects the subject's income-producing capabilities. This approach is based on the assumption that value is created by the expectation of benefits to be derived in the future. Specifically estimated is the amount an investor would be willing to pay to receive an income stream plus reversion value from a property over a period of time. The two common valuation techniques associated with the Income Capitalization Approach are direct capitalization and the discounted cash flow (DCF) analysis.

METHODOLOGY APPLICABLE TO THE SUBJECT

In valuing the subject, all three approaches are applicable and have been utilized.

PLANTATION CROSSING APARTMENTS                                        LAND VALUE

insert land sale map here

PLANTATION CROSSING APARTMENTS                                        LAND VALUE

                                   LAND VALUE

The following table summarizes the comparable data used in the valuation of the subject site with a comparable map presented on the previous page. A more detailed description of each transaction is included in the Addenda.

                        SUMMARY OF COMPARABLE LAND SALES

                                           TRANSACTION                        ADJUSTED SALE   SIZE    PRICE PER  PRICE PER
  NO.      PROPERTY LOCATION                  TYPE       DATE   PROPOSED USE      PRICE      (ACRES)    ACRE     BLDG UNIT
  ---      -----------------               -----------  ------  ------------  -------------  -------  ---------  ---------
  1        7850 Lee Road,                     Sale      Aug-01  Apartments    $   1,757,500    36.27  $  48,456  $   7,641
           Lithia Springs, GA

  2        NWQ U.S. Hwy 41 & White Circle     Sale      Feb-01  Apartments    $   2,381,472    19.85  $ 119,973  $  10,177
           Road, Kennesaw, GA

  3        NE/S of Shiloh Road, S of          Sale      Nov-00  Apartments    $   7,043,400    40.56  $ 173,654  $  14,143
           Royal North
           Pkwy.,
           Kennesaw, GA

  4        1999 Cliff Valley Way,             Sale      Jun-00  Apartments    $   4,190,000    13.49  $ 310,600  $  15,519
           Atlanta, GA

  5        NS of Williams Drive, E of         Sale      Jan-00  Apartments    $   3,500,000    39.78  $  87,984  $   9,777
           Bells Ferry Road,
           Marietta, GA

Subject    2703 Delk Road,                     ---         ---  Apartments              ---    14.95        ---        ---
           Marietta, GA

Source: CB Richard Ellis, Inc.

ANALYSIS OF LAND SALES

It should be noted that there has been a lack of recent comparable land sales due to the slowing market. We have, therefore, utilized land sales which occurred most recently and that are considered most comparable to the subject. Additionally, we have made an adjustment for any change in market conditions since the date of the comparable land sales.

LAND SALE ONE

This comparable represents the sale of a 36.27-acre vacant site, purchased for the development of a 230-unit apartment complex. The site is located on the west side of Lee Road (Georgia Highway 5), approximately one-quarter mile south of Interstate 20, in the western portion of metropolitan Atlanta.

In comparison to the subject, an upward adjustment is required to account for the inferior location of this site. Overall, an upward adjustment is warranted to the price per unit indication of this sale.

LAND SALE TWO

This comparable represents the sale of a 19.85-acre vacant site, purchased for the development of a 234-unit apartment complex to be known as Caswyck Battlefield Apartments. The site is located

PLANTATION CROSSING APARTMENTS                                        LAND VALUE

within the northwest quadrant of U.S. Highway 41 and White Circle Road, in the northwestern portion of metropolitan Atlanta.

In comparison to the subject, a downward adjustment is required to account for the superior location of this site. Overall, a downward adjustment is warranted to the price per unit indication of this sale.

LAND SALE THREE

This comparable represents the sale of a 40.56-acre vacant site, purchased for the development of a 498-unit apartment complex to be known as Alta Green. The site is located along the northeast side of Shiloh Road, south of Royal North Parkway, in the northwestern portion of metropolitan Atlanta.

This sale warrants an upward adjustment for generally improving market values since the date of sale, compared to the date of the appraisal (time adjustment). No additional adjustments are required.

LAND SALE FOUR

This comparable represents the sale of a 13.49-acre site, purchased for the development of a 270-unit apartment complex to be developed by Archstone. The site was improved as Parkwood Hospital and a $465,000 cost-to-raze adjustment was incorporated in the selling price. The site is located on Cliff Valley way, approximately one-quarter mile north of Briarcliff Road and one-quarter mile south of Interstate 85, in the central portion of metropolitan Atlanta.

This sale warrants an upward adjustment for generally improving market values since the date of sale, compared to the date of the appraisal (time adjustment). In addition, a downward adjustment is required to account for the superior location of this site. Overall, a downward adjustment is warranted to the price per unit indication of this sale.

LAND SALE FIVE

This comparable represents the sale of a 39.78-acre vacant site, purchased for the development of a 358-unit apartment complex to be known as Caswyck at Town Center. The site is located along the north side of Williams Drive, east of Bells Ferry Road, in the northwestern portion of metropolitan Atlanta.

This sale warrants an upward adjustment for generally improving market values since the date of sale, compared to the date of the appraisal (time adjustment). No additional adjustments are required.

SUMMARY OF ADJUSTMENTS

Based on the foregoing discussions, the following table presents the adjustments warranted to each sale, as compared to the subject. The following adjustment grid implies a level of accuracy, which may not exist in the current market. However, the grid has been included in order to illustrate the

PLANTATION CROSSING APARTMENTS                                        LAND VALUE

magnitude of the warranted adjustments. Use of an adjustment grid in making quantitative adjustments is only appropriate and reliable when the extent of adjustment for each particular factor is well supported and the dollar or percentage adjustment is derived through either paired sales analysis or other data relevant to the market. In instances where paired sales and market data is not readily available, the appraiser must use his best judgment to make a reasonable estimate for the appropriate warranted adjustment.

                           LAND SALES ADJUSTMENT GRID

Comparable Number                   1              2            3            4            5         Subject
Transaction Type                  Sale           Sale         Sale         Sale         Sale          ---
Transaction Date                 Aug-01         Feb-01       Nov-00       Jun-00       Jan-00         ---
Proposed Use                   Apartments     Apartments   Apartments   Apartments   Apartments   Apartments
Adjusted Sale Price            $1,757,500     $2,381,472   $7,043,400   $4,190,000   $3,500,000        ---
Size (Acres)                        36.27          19.85        40.56        13.49        39.78      15.50
Price Per SF                   $     1.11     $     2.75   $     3.99   $     7.13   $     2.02        ---
                               ----------     ----------   ----------   ----------   ----------
Price ($ Per Unit)             $    7,641     $   10,177   $   14,143   $   15,519   $    9,777
                               ----------     ----------   ----------   ----------   ----------
Conditions of Sale                      0%             0%           0%           0%           0%
Market Conditions                       0%             0%           2%           2%           3%
                               ----------     ----------   ----------   ----------   ----------
Subtotal                       $    7,641     $   10,177   $   14,426   $   15,829   $   10,070
                               ----------     ----------   ----------   ----------   ----------
Size                                    0%             0%           0%           0%           0%
Topography                              0%             0%           0%           0%           0%
Location                               10%            -5%           0%         -10%           0%
                               ----------     ----------   ----------   ----------   ----------
Total Other Adjustments                10%            -5%           0%         -10%           0%
                               ==========     ==========   ==========   ==========   ==========
Value Indication for Subject   $    8,405     $    9,668   $   14,426   $   14,246   $   10,070
                               ==========     ==========   ==========   ==========   ==========

Source: CB Richard Ellis, Inc.

CONCLUSION

Based on the preceding discussions of each comparable and the foregoing adjustment analysis, a price per unit indication near the middle of the range indicated by these comparables is the most appropriate for the subject. The following table presents the valuation conclusion:

                              CONCLUDED LAND VALUE

$ Per Unit                         Subject Units                Total
----------           --            -------------        --   -----------
$   11,500           x                  180             =    $ 2,070,000
Rounded:                                                     $ 2,075,000

Source: CB Richard Ellis, Inc.

PLANTATION CROSSING APARTMENTS                                     COST APPROACH

                                  COST APPROACH

The Cost Approach is based upon the proposition the informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land, or when relatively unique or specialized improvements are located on the site for which there exist few sales or leases of comparable properties.

DIRECT COST

The Marshall Valuation Service (MVS) cost guide, published by Marshall and Swift, Inc., has been used to estimate the direct costs for the subject. Salient details regarding the direct costs are summarized in the Cost Approach Schedule which follows this section. The MVS cost estimate include the following:

1. average architect's and engineer's fees for plans, plan check, building permits and survey(s) to establish building line;

2. normal interest in building funds during the period of construction plus a processing fee or service charge;

3.    materials, sales taxes on materials and labor costs;.

4. normal site preparation including finish grading and excavation for foundation and backfill;

5.    utilities from structure to lot line figured for typical setback;

6. contractor's overhead and profit, including job supervision, workmen's compensation, fire and liability insurance, unemployment insurance, equipment, temporary facilities, security, etc.;

7.    site improvements (included as lump sum additions); and,

8. initial tenant improvement costs are included in MVS cost estimate. However, additional lease-up costs such as advertising, marketing and leasing commissions are not included.

Base building costs (direct costs), indicated by the MVS cost guide, are adjusted to reflect the physical characteristics of the subject. Making these adjustments, including the appropriate local and current cost multipliers, the Direct Building Cost is indicated.

ADDITIONS

Items not included in the direct building cost estimate include parking and walks, signage, landscaping and miscellaneous site improvements. The cost for these items is estimated separately using the segregated cost sections of the MVS cost guide.

INDIRECT COST

Several indirect cost items are not included in the direct building cost figures derived through the MVS cost guide. These items include developer overhead (general and administrative costs), property taxes, legal and insurance costs, local development fees and contingencies, lease-up and marketing costs and miscellaneous costs. Research into these costs leads to the conclusion that an average property requires an allowance for additional indirect costs of about 10% to 15% of the total direct costs.

PLANTATION CROSSING APARTMENTS                                     COST APPROACH

ENTREPRENEURIAL PROFIT

Entrepreneurial profit represents the return to the developer, and is separate from contractor's overhead and profit. This line item, which is a subjective figure, tends to range from 10% to 15% of total direct and indirect costs for this property type, based on discussions with developers active in this market. Based on the subject's location, we believe a rate of entrepreneurial profit near the low end of the range is appropriate.

REPLACEMENT COST NEW

Based on the quantity and quality of the available cost data, the subject's estimated replacement cost new is based primarily on MVS.

ACCRUED DEPRECIATION

There are essentially three sources of accrued depreciation:

1. physical deterioration, both curable and incurable;

2. functional obsolescence, both curable and incurable; and,

3. external obsolescence.

PHYSICAL DETERIORATION

The subject's physical condition was detailed in the Improvement Analysis. With regard to incurable deterioration, the subject improvements are considered to have deteriorated due to normal wear and tear associated with natural aging. Our estimate of the subject improvements effective age and remaining economic life is depicted in the following chart:

                              ECONOMIC AGE AND LIFE

Actual Age                                                  24 Years
Effective Age                                               20 Years
MVS Expected Life                                           50 Years
Remaining Economic Life                                     30 Years
Accrued Physical Incurable Depreciation                     40.0%

Source: CB Richard Ellis, Inc.

FUNCTIONAL OBSOLESCENCE

Based on a review of the design and layout of the improvements, no forms of curable functional obsolescence were noted. Due to the fact that replacement cost considers the construction of the subject improvements utilizing modern materials and current standards, design and layout, functional incurable obsolescence is not applicable.

PLANTATION CROSSING APARTMENTS                                     COST APPROACH

EXTERNAL OBSOLESCENCE

We have concluded that there is no significant external obsolescence affecting the subject improvements.

COST APPROACH CONCLUSION

The value estimate is calculated on the Cost Approach Schedule which follows.

                             COST APPROACH SCHEDULE

Building Type:                                    Apartment (1-4 Story)                       Height per Story:      10'
Age:                                              20 YRS                                      Number of Buildings:   13
Quality/Condition:                                Good                                        Gross Building Area:   192,330 SF
Exterior Wall:                                    Wood siding                                 Net Rentable Area:     190,030 SF
Number of Unts:                                   180                                         Average Unit Size:     1,056 SF
Number of Stories:                                2 & 3
                                                                                                                     ------------
FINAL SQUARE FOOT COST                                                                                               $      52.69
                                                                                                                     ------------

BASE BUILDING COST                                (via Marshall Valuation Service cost data)                         $ 10,134,777
ADDITIONS

  Signage, Landscaping & Misc. Site Improvements                                                                     $    200,000
  Parking & Driveways                                                                                                $    215,000
  Appliances                                                                                                         $    215,000
                                                                                                                     ------------
DIRECT BUILDING COST                                                                                                 $ 10,764,777

INDIRECT COSTS                                    10.0% of Direct Building Cost                                      $  1,076,478
                                                                                                                     ------------
DIRECT AND INDIRECT BUILDING COST                                                                                    $ 11,841,255

ENTREPRENEURIAL PROFIT                            10.0% of Total Building Cost                                       $  1,184,126
                                                                                                                     ------------

REPLACEMENT COST NEW                                                                                                 $ 13,025,381
                                                                                                                     ------------
ACCRUED DEPRECIATION
  Curable Physical Deterioration                                                              $                  0
  Unfinished Shell Space                                                                      $                  0
  Incurable Physical                              40.0% of Replacement Cost New less
  Deterioration                                         Curable Physical Deterioration       ($          5,210,152)
  Functional Obsolescence                                                                     $                  0
  External Obsolescence                                                                       $                  0
                                                                                              --------------------
  Total Accrued Depreciation                      40.0% of Replacement Cost New                                     ($  5,210,152)
DEPRECIATED REPLACEMENT COST                                                                                         $  7,815,228
                                                                                                                     ------------

LAND VALUE                                                                                                           $  2,075,000
                                                                                                                     ------------
STABILIZED VALUE INDICATION                                                                                          $  9,890,228
ROUNDED                                                                                                              $  9,900,000
VALUE PER SF                                                                                                         $      52.10
VALUE PER UNIT                                                                                                       $     55,000

Source: CB Richard Ellis, Inc.

PLANTATION CROSSING APARTMENTS                         SALES COMPARISON APPROACH

insert sale comp map here

PLANTATION CROSSING APARTMENTS                         SALES COMPARISON APPROACH

                            SALES COMPARISON APPROACH

The following table summarizes the most comparable data utilized in the analysis with a comparable map presented on the previous page. A more detailed description of each transaction is included in the Addenda.

                      SUMMARY OF COMPARABLE APARTMENT SALES

                                            TRANSACTION          YEAR    NO.    AVG. UNIT  ADJ. SALE    PRICE PER  NOI PER
   NO.                NAME                     TYPE      DATE    BUILT  UNITS     SIZE       PRICE        UNIT       UNIT   OAR
-------   -------------------------------   -----------  ------  -----  -----   ---------  -----------  ---------  -------  ---

   1      Cinnamon Ridge,                      Sale      Dec-02  1980    200      1,184    $11,200,000   $56,000   $4,480   8.00%
          Marietta, GA

   2      Windridge Apartments,                Sale      Dec-02  1982    272        855    $15,100,000   $55,515   $4,164   7.50%
          Atlanta, GA

   3      Oakwood Village,                     Sale      Nov-02  1982    184      1,134    $11,675,000   $63,451   $5,038   7.94%
          Chamblee, GA

   4      Hawthorne Court                      Sale      Jun-02  1990    172        746    $11,960,000   $69,535   $5,215   7.50%
          Apartments,
          Atlanta, GA

   5      Hawthorne Town View                  Sale      Jun-02  1990    278        779    $19,419,975   $69,856   $5,239   7.50%
          Apartments,
          Atlanta, GA

   6      Oak Park of Vinings,                 Sale      Feb-02  1974    168        N/A    $12,500,000   $74,405   $5,908   7.94%
          Smyrna, GA

Subject   Plantation Crossing Apartments,       ---         ---  1979    180      1,056            ---       ---   $3,845    ---
          Marietta, GA

Source:CB Richard Ellis, Inc.

ANALYSIS OF IMPROVED SALES

IMPROVED SALE ONE

This comparable represents the sale of a 200-unit apartment property that was built in 1980, and renovated in 1991. The property is located on Franklin Road, approximately two miles northwest of the subject property, in the northwestern portion of metropolitan Atlanta. The property offers one- and two-bedroom units, with an average unit size of 1,184 square feet.

As compared to the subject, this sale requires a downward adjustment to account for its larger average unit size. Overall, a downward adjustment is warranted to the price per unit indication of this sale.

IMPROVED SALE TWO

This comparable represents the sale of a 272-unit apartment property that was built in 1982. The property is located Roswell Road at Northridge Drive, approximately 11 miles northeast of the subject property, in the north central portion of metropolitan Atlanta. The property offers one- and two-bedroom units, with an average unit size of 855 square feet.

PLANTATION CROSSING APARTMENTS                         SALES COMPARISON APPROACH

As compared to the subject, this sale requires a downward adjustment for its superior location. In addition, this sale requires an upward adjustment to account for its smaller average unit size. Overall, a downward adjustment was warranted to the price per unit indication of this sale.

IMPROVED SALE THREE

This comparable represents the sale of a 184-unit apartment property that was built in 1982. The property is located along the south side of Chamblee Tucker Road, south of Interstate 285, approximately 19 miles east of the subject property, in the central portion of metropolitan Atlanta. The property offers one-, two- and three-bedroom units, with an average unit size of 1,134 square feet.

As compared to the subject, this sale requires a downward adjustment for its superior location. Overall, a downward adjustment was warranted to the price per unit indication of this sale.

IMPROVED SALE FOUR

This comparable represents the sale of a 172-unit apartment property that was built in 1990. The property is located on the north side of Wimbledon Road, just west of Piedmont Road, approximately 14 miles southeast of the subject property, inside the city limits of Atlanta, Georgia. The property offers one- and two-bedroom units, with an average unit size of 746 square feet.

As compared to the subject, this sale requires downward adjustments for its newer age and superior location. In addition, this sale requires an upward adjustment for its smaller average unit size. Overall, a downward adjustment was warranted to the price per unit indication of this sale.

IMPROVED SALE FIVE

This comparable represents the sale of a 278-unit apartment property that was built in 1990. The property is located on the southeast quadrant of Mescalin Street and Deering Road, approximately 12 miles southeast of the subject property, within the city limits of Atlanta, Georgia in Fulton County. The property offers one- and two-bedroom units, with an average unit size of 779 square feet.

As compared to the subject, this sale requires downward adjustments for its newer age and superior location. In addition, this sale requires an upward adjustment for its smaller average unit size. Overall, a downward adjustment was warranted to the price per unit indication of this sale.

IMPROVED SALE SIX

This comparable represents the sale of a 168-unit apartment property that was built in 1974. The property is located along Winchester Trail, just east of Interstate 285, approximately eight miles south of the subject property, in the northwestern portion of metropolitan Atlanta.

PLANTATION CROSSING APARTMENTS                         SALES COMPARISON APPROACH

As compared to the subject, this sale requires an upward adjustment for its older age. Overall, an upward adjustment was warranted to the price per unit indication of this sale.

SUMMARY OF ADJUSTMENTS

Based on the foregoing discussions, the following table presents the adjustments warranted to each sale, as compared to the subject. The following adjustment grid implies a level of accuracy, which may not exist in the current market. However, the grid has been included in order to illustrate the magnitude of the warranted adjustments. Use of an adjustment grid in making quantitative adjustments is only appropriate and reliable when the extent of adjustment for each particular factor is well supported and the dollar or percentage adjustment is derived through either paired sales analysis or other data relevant to the market. In instances where paired sales and market data is not readily available, the appraiser must use his best judgment to make a reasonable estimate for the appropriate warranted adjustment.

In addition, the comparable sales utilized were all arm's length transactions.

                         APARTMENT SALES ADJUSTMENT GRID

Comparable Number                 1            2             3              4             5             6         Subject
Transaction Type                Sale         Sale          Sale           Sale          Sale         Sale             ---
Transaction Date               Dec-02       Dec-02        Nov-02         Jun-02        Jun-02       Feb-02            ---
Year Built                         1980           1982          1982          1990          1990           1974      1979
No. Units                           200            272           184           172           278            168       180
Avg. Unit Size                    1,184            855         1,134           746           779            N/A     1,056
Sale Price                 $ 11,200,000   $ 15,100,000  $ 11,675,000  $ 11,960,000  $ 19,419,975   $ 12,500,000      ---
Price Per Unit             $     56,000   $     55,515  $     63,451  $     69,535  $     69,856   $     74,405      ---
Price Per SF               $      47.28   $      64.90  $      55.97  $      93.18  $      89.70            N/A      ---
NOI Per Unit               $      4,480   $      4,164  $      5,038  $      5,215  $      5,239   $      5,908   $ 3,845
OAR                                8.00%          7.50%         7.94%         7.50%         7.50%          7.94%      ---
                           ------------   ------------  ------------  ------------  ------------   ------------
Adj. Price Per Unit        $     56,000   $     55,515  $     63,451  $     69,535  $     69,856   $     74,405
                           ------------   ------------  ------------  ------------  ------------   ------------
Conditions of Sale                    0%             0%            0%            0%            0%             0%
Market Conditions (Time)              0%             0%            0%            0%            0%             0%
                           ------------   ------------  ------------  ------------  ------------   ------------
Subtotal                   $     56,000   $     55,515  $     63,451  $     69,535  $     69,856   $     74,405
                           ------------   ------------  ------------  ------------  ------------   ------------
Age                                   0%             0%            0%          -10%          -10%             5%
Quality/Condition                     0%             0%            0%            0%            0%             0%
Location                              0%           -15%          -10%          -15%          -15%             0%
Average Unit Size                    -5%             5%            0%            5%            5%             0%
                           ------------   ------------  ------------  ------------  ------------   ------------
Total Other Adjustments              -5%           -10%          -10%          -20%          -20%             5%
                           ============   ============  ============  ============  ============   ============
INDICATED VALUE PER UNIT   $     53,200   $     49,963  $     57,106  $     55,628  $     55,885   $     78,125
                           ============   ============  ============  ============  ============   ============
INDICATED VALUE PER SF     $      44.92   $      58.41  $      50.37  $      74.54  $      71.76            N/A
                           ============   ============  ============  ============  ============   ============

Source: CB Richard Ellis, Inc.

SALES COMPARISON APPROACH CONCLUSION

A price per unit indication near the lower portion of the range indicated by the comparables is considered most appropriate for the subject. The following table presents the estimated value for the subject as indicated by the Sales Comparison Approach.

PLANTATION CROSSING APARTMENTS                         SALES COMPARISON APPROACH

                            SALES COMPARISON APPROACH

TOTAL UNITS              X     VALUE PER UNIT                =          VALUE
-----------              --    --------------                --         -----
  180                    X     $       52,000                =       $ 9,360,000

VALUE CONCLUSION
INDICATED STABILIZED VALUE                            $ 9,360,000
ROUNDED                                               $ 9,350,000
VALUE PER UNIT                                        $    51,944
VALUE PER SF                                          $     49.20

Source: CB Richard Ellis, Inc.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

insert rent comp map here

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

                         INCOME CAPITALIZATION APPROACH

Within the Income Capitalization Approach, a value indication for the subject has been derived via the direct capitalization method. The following table summarizes the most comparable data utilized in the analysis with a comparable map presented on the previous page. A more detailed description of each comparable is included in the Addenda.

                     SUMMARY OF COMPARABLE APARTMENT RENTALS

 COMP.                                                                                     NO.    AVG. RENT
  NO.                        NAME                       LOCATION             YEAR BUILT   UNITS   PER UNIT     OCC.
-------    -------------------------------------   -----------------------   ----------   -----   --------     ----
  1        Stone Mill                              2575 Delk Road,             1973        200    $     887     95%
                                                   Marietta, GA

  2        Signature Place Apartments              1049 Powers Ferry Road,     1973        414    $     842     80%
                                                   Marietta, GA

  3        Highland Falls                          2560 Delk Road,             1972        446    $     761     85%
                                                   Marietta, GA

  4        Concepts 21 Delk                        2600 Bentley Road,          1984        249    $     769     85%
                                                   Marietta, GA

  5        Bentley Manor                           2605 Bentley Road,          1984        170    $     761     89%
                                                   Marietta, GA

  6        Gardens At East Cobb (fka Park Knoll)   2850 Delk Road, SE,         1983        484    $     917     91%
                                                   Marietta, GA

Subject    Plantation Crossing Apartments          2703 Delk Road,             1979        180          ---     96%
                                                   Marietta, GA

Source: CB Richard Ellis, Inc.

ANALYSIS OF RENT COMPARABLES

RENT COMPARABLE ONE

This comparable represents a 200-unit apartment property, located along Delk Road. The property, identified as Stone Mill, was developed in 1973 and is currently 95% occupied. The property offers one-, two- and three-bedroom floor plans, with an average unit size of 1,283 square feet. Water, sewer, and trash removal expenses are included in the quoted rental rates. Currently, as a concession, management is offering one-month of free rent on a 12-month lease. As compared to the subject, this project is considered inferior with respect to age, quality, and condition, warranting an upward adjustment to its rental rates.

RENT COMPARABLE TWO

This comparable represents a 414-unit apartment property, located along Powers Ferry Road. The property, identified as Signature Place, was developed in 1973 and is currently 80% occupied. The

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

property offers one- and two-bedroom floor plans, with an average unit size of 1,263 square feet. Trash removal expenses are included in the quoted rental rates. Currently, the property is offering reduced rental rates on all unit types as a concession. As compared to the subject, this project is considered inferior with respect to age, quality, and condition, warranting an upward adjustment to its rental rates.

RENT COMPARABLE THREE

This comparable represents a 446-unit apartment property, located along Delk Road. The property, identified as Highland Falls, was developed in 1972 and is currently 85% occupied. The property offers one-, two-, three- and four-bedroom floor plans, with an average unit size of 1,288 square feet. Trash removal expenses are included in the quoted rental rates. Currently, as a concession, management is offering reduced rental rates on the one-, two- and three-bedroom units. As compared to the subject, this project is considered inferior with respect to age, quality, and condition, warranting an upward adjustment to its rental rates.

RENT COMPARABLE FOUR

This comparable represents a 249-unit apartment property, located along Bentley Road. The property, identified as Concepts 21 Delk, was developed in 1984 and is currently 85% occupied. The property offers one-, two-, and three-bedroom floor plans, with an average unit size of 1,046 square feet. Cold water, sewer, and trash removal expenses are included in the quoted rental rates. Currently, as a concession, the property is offering one- to three-months of free rent on a 12-month lease. This project is considered quite similar to the subject, with no adjustments warranted to its rental rates.

RENT COMPARABLE FIVE

This comparable represents a 170-unit apartment property, located along Bentley Road. The property, identified as Bentley Manor, was developed in 1984 and is currently 89% occupied. The property offers efficiency, one-, two- and three-bedroom floor plans. Water, sewer, and trash removal expenses are included in the quoted rental rates. Currently, management is offering one- to three-months of free rent on all remaining units as a concession. This project is considered quite similar to the subject, with no adjustments warranted to its rental rates.

RENT COMPARABLE SIX

This comparable represents a 484-unit apartment property, located along Delk Road. The property, identified as Gardens at East Cobb, was developed in 1983 and is currently 91% occupied. The property offers one- and two-bedroom floor plans, with an average unit size of 1,211 square feet. Trash removal expenses are included in the quoted rental rates. Currently, as a concession, management is offering reduced rental rates on select units, which equates to three-months of free rent

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

prorated over a 12-month lease. This project is considered quite similar to the subject, with no adjustments warranted to its rental rates.

SUBJECT QUOTED RENTS

The following table depicts the subject's unit mix and quoted rental rates.

                                  QUOTED RENTS

           No. of     Unit      Quoted    Rent
Type        Units   Size (SF)    Rents   Per SF
--------   ------   ---------   ------   ------
1BR/1BA      60       820 SF    $  599   $ 0.73
2BR/1BA      40     1,070 SF    $  669   $ 0.63
2BR/2BA      40     1,135 SF    $  699   $ 0.62
2BR/2BA      22     1,300 SF    $  889   $ 0.68
2BR/2BA      18     1,335 SF    $  904   $ 0.68
Average:    180     1,056 SF    $  703   $ 0.67

Source: Property Management

Rent includes trash removal and pest control expenses; all other utilities are paid directly by tenants to the respective providers.

The subject's rental rates increased $10 per month on each unit type at the beginning of May 2003, and are included in the rental rates shown above. Currently, as a concession, management is offering one month of free rent with a 12-month lease.

ESTIMATE OF MARKET RENT

In order to estimate the market rates for the various floor plans, the subject unit types have been compared with similar units in the comparable projects. The following is a discussion of each unit type.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

ONE-BEDROOM UNITS

                          SUMMARY OF COMPARABLE RENTALS
                                ONE BEDROOM UNITS

                                                 RENTAL RATES
          COMPARABLE                     SIZE    $/MO.   $/SF
-------------------------------------  --------  -----  ------
Subject                                  820 SF  $ 599  $ 0.73
Signature Place Apartments             1,000 SF  $ 765  $ 0.77
Stone Mill                               960 SF  $ 740  $ 0.77
Concepts 21 Delk                         745 SF  $ 580  $ 0.78
Highland Falls                           842 SF  $ 662  $ 0.79
Gardens At East Cobb (fka Park Knoll)    945 SF  $ 760  $ 0.80
Bentley Manor                            840 SF  $ 695  $ 0.83
Concepts 21 Delk                         830 SF  $ 693  $ 0.83
Bentley Manor                            830 SF  $ 695  $ 0.84
Concepts 21 Delk                         840 SF  $ 710  $ 0.85
Signature Place Apartments               850 SF  $ 745  $ 0.88
Signature Place Apartments               800 SF  $ 710  $ 0.89
Bentley Manor                            745 SF  $ 665  $ 0.89
Gardens At East Cobb (fka Park Knoll)    770 SF  $ 701  $ 0.91
Gardens At East Cobb (fka Park Knoll)    660 SF  $ 683  $ 1.03

Source: CB Richard Ellis, Inc.

As illustrated, the subject's quoted one-bedroom rental rate is at the low end of the range in terms of rental rates on a square footage basis. However, the large proportion of one-bedroom units allocates a requirement for market penetration. Therefore, it is reasonable to assume that the one-bedroom rental rates are at the low end of the competitive range. Thus, we have included the rental rates for the one-bedroom units at the quoted rent levels.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

TWO-BEDROOM UNITS

                          SUMMARY OF COMPARABLE RENTALS
                                TWO BEDROOM UNITS

                                                  RENTAL RATES
COMPARABLE                               SIZE     $/MO.   $/SF
-------------------------------------  --------  ------  ------
Highland Falls                         1,279 SF  $  720  $ 0.56
Signature Place Apartments             1,400 SF  $  855  $ 0.61
Gardens At East Cobb (fka Park Knoll)  2,100 SF  $1,286  $ 0.61
Subject                                1,135 SF  $  699  $ 0.62
Signature Place Apartments             1,450 SF  $  895  $ 0.62
Highland Falls                         1,100 SF  $  680  $ 0.62
Signature Place Apartments             1,600 SF  $  995  $ 0.62
Subject                                1,070 SF  $  669  $ 0.63
Stone Mill                             1,310 SF  $  875  $ 0.67
Subject                                1,335 SF  $  904  $ 0.68
Subject                                1,300 SF  $  889  $ 0.68
Stone Mill                             1,160 SF  $  820  $ 0.71
Concepts 21 Delk                       1,100 SF  $  795  $ 0.72
Gardens At East Cobb (fka Park Knoll)  1,195 SF  $  865  $ 0.72
Bentley Manor                          1,100 SF  $  800  $ 0.73
Concepts 21 Delk                       1,090 SF  $  795  $ 0.73
Bentley Manor                          1,005 SF  $  740  $ 0.74
Concepts 21 Delk                       1,005 SF  $  740  $ 0.74
Bentley Manor                          1,090 SF  $  810  $ 0.74
Gardens At East Cobb (fka Park Knoll)  1,590 SF  $1,186  $ 0.75
Gardens At East Cobb (fka Park Knoll)  1,320 SF  $  995  $ 0.75

Source: CB Richard Ellis, Inc.

As illustrated, the subject's quoted two-bedroom rental rates are within the range indicated by the rent comparables on both a per unit and per square foot basis. Therefore, we believe the quoted levels are representative of a market level, and we have used the quoted rates within our analysis. As further support for these levels, we recognize that several leases have been signed recently at the quoted levels.

MARKET RENT CONCLUSIONS

Based on the foregoing analysis and discussion, the following is our estimate of potential rental income for the subject property at market rates:

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

                            MARKET RENT CONCLUSIONS

 No.                Unit                Monthly Rent                     Annual Rent            Annual
Units  Unit Type    Size     Total SF      $/Unit      $/SF      PRI       $/Unit      $/SF      Total
-----  ---------  --------  ----------  ------------  ------  ---------  -----------  ------  -----------
60       1BR/1BA    820 SF   49,200 SF  $        599  $ 0.73  $  35,940  $     7,188  $ 8.77  $   431,280
40       2BR/1BA  1,070 SF   42,800 SF  $        669  $ 0.63  $  26,760  $     8,028  $ 7.50  $   321,120
40       2BR/2BA  1,135 SF   45,400 SF  $        699  $ 0.62  $  27,960  $     8,388  $ 7.39  $   335,520
22       2BR/2BA  1,300 SF   28,600 SF  $        889  $ 0.68  $  19,558  $    10,668  $ 8.21  $   234,696
18       2BR/2BA  1,335 SF   24,030 SF  $        904  $ 0.68  $  16,272  $    10,848  $ 8.13  $   195,264
---------------------------------------------------------------------------------------------------------
180               1,056 SF  190,030 SF  $        703  $ 0.67  $ 126,490  $     8,433  $ 7.99  $ 1,517,880
---------------------------------------------------------------------------------------------------------

Source: CB Richard Ellis, Inc.

RENT ADJUSTMENTS

Rent adjustments are sometimes necessary to account for differences in rental rates applicable to different units within similar floor plans due to items such as location within the property, view and level of amenities. These rental adjustments may be in the form of rent premiums or rent discounts. In the case of the subject, rent adjustments are not applicable.

RENT SUBSIDIES

There are not any known rent subsidies at the subject property.

RENT ROLL ANALYSIS

The rent roll analysis serves as a cross check to the estimate of market rent for the subject. The collections shown on the rent roll include rent premiums and/or discounts.

                               RENT ROLL ANALYSIS

                                         Total        Total
      Revenue Component               Monthly Rent  Annual Rent
------------------------------------  ------------  -----------
172 Occupied Units at Contract Rates  $    116,150  $ 1,393,800
 8 Vacant Units at Quoted Rates       $      5,642  $    67,704
---------------------------------------------------------------
180 Total Units                       $    121,792  $ 1,461,504
---------------------------------------------------------------

Source: Property Management

The minimal variance between the current rent roll and our estimate of market rent is negligible (3.71%). Therefore, a loss-to-lease is not warranted.

POTENTIAL RENTAL INCOME CONCLUSION

Within this analysis, potential rental income is estimated based on market rental rates over the next twelve months. This method of calculating rental income is most prevalent in the local market and is consistent with the method used to derive overall capitalization rates from the comparable sales data.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

VACANCY AND COLLECTION LOSS

Vacancy and collection loss is a function of the interrelationship between absorption, lease expiration, renewal probability, estimated downtime between leases and a collection loss factor based on the relative stability and credit of the subject's tenant base. As shown on the Summary of Comparable Rentals, the comparable properties reported occupancy rates ranging from 80% to 95%. Furthermore, the subject is currently [OBJECT OMITTED] occupied. Based on current conditions at comparable properties and considering data contained in the Market Analysis, a stabilized vacancy rate of 7.0% has been estimated for the subject. In addition, a 1.0% collection loss allowance has been included, for a total vacancy and collection loss of 8.0%.

CONCESSION LOSS

Currently, as a concession, management is offering one-month of free rent when signing a 12-month lease. Furthermore, all of the comparable properties are currently offering concessions. Some of the concessions are considered cyclical to the normal pattern of leasing activity and some level owes to the current economic conditions. Based on the foregoing, we have incorporated a concession loss of 4.0% in our analysis, as a reasonable stabilized projection.

UTILITY REIMBURSEMENTS

Residents at the subject property are responsible for paying their respective electric, gas, water and sewer usage. The subject's revenue history and our concluded stabilized estimate of this item are detailed as follows:

                              UTILITY REIMBURSEMENT

              Year                 Total   $/Unit
-------------------------------  --------  ------
2000                             $  1,982  $   11
2001                             $ 41,261  $  229
2002                             $ 58,349  $  324
2003 Annualized                  $ 65,236  $  362
CB RICHARD ELLIS, INC. ESTIMATE  $ 58,320  $  324

Source: Operating Statements & CB Richard Ellis, Inc.

Utility Reimbursement Income is very property specific. At the subject property, tenants reimburse the electric, water and sewer, and natural gas expenses. The recovery of these expenses is a common practice among other properties in the market. In estimating a stabilized utility reimbursement level, we have taken into account the subject's historical reimbursements. Therefore, we have estimated the utility reimbursement income at $324 per unit, or $58,320 annually.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

OTHER INCOME

Other income is supplemental to that derived from leasing of the improvements. This includes income from a variety of sources, including application fees, laundry income, late payment fees, vending machines, termination fees, pet fees, lock-out fees, appliance rental fees, corporate income fees, furniture rental fees and various other similar sources. We have found this source of income normally varies from approximately $15 to $25 per unit per month, which equates to $180 to $300 per unit annually. Furthermore, we have found that most properties witness Other Income levels near the middle to higher end of this range. The subject's historical and projected Other Income is detailed as follows:

                                  OTHER INCOME

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $ 58,381  $  324
2001                             $ 76,907  $  427
2002                             $ 63,982  $  355
2003 Annualized                  $100,028  $  556
CB RICHARD ELLIS, INC. ESTIMATE  $ 64,800  $  360

Source: Operating Statements & CB Richard Ellis, Inc.

As illustrated, the historical levels are within the upper portion and above the typical range. Thus, we have included this source of income in-line with comparable properties, concluded at $64,800, or $360 per unit.

EFFECTIVE GROSS INCOME

The subject's historical and pro forma effective gross income is detailed as follows:

                             EFFECTIVE GROSS INCOME

             Year                   Total     % Change
-------------------------------  -----------  --------
2000                             $ 1,490,334        --
2001                             $ 1,417,974      -4.9%
2002                             $ 1,397,898      -1.4%
2003 Annualized                  $ 1,462,760       4.6%
CB RICHARD ELLIS, INC. ESTIMATE  $ 1,458,854      -0.3%

Source: Operating Statements & CB Richard Ellis, Inc.

Our estimate of effective gross income is generally in-line with the demonstrated historical levels. We have incorporated a concession loss, which has become increasingly prevalent in the market over the past year and is reflected in the year-to-date operating data. Given these considerations, we believe our estimate is reasonable.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

OPERATING EXPENSE ANALYSIS

In estimating the operating expenses for the subject, the actual operating history has been analyzed, along with expense data from comparable apartment properties. The following table presents the available operating expense history for the subject.

                               OPERATING HISTORY

                                      2000                  2001                  2002            2003 Annualized
                             --------------------  --------------------  --------------------  --------------------
                                Total      $/Unit     Total      $/Unit     Total      $/Unit     Total      $/Unit
                             --------------------  --------------------  --------------------  --------------------
INCOME
 Rental Income               $ 1,429,971  $ 7,944    1,299,806  $ 7,221    1,275,567  $ 7,086  $ 1,297,496  $ 7,208
 Utility Reimbursement             1,982       11       41,261      229       58,349      324  $    65,236      362
 Other Income                     58,381      324       76,907      427       63,982      355  $   100,028      556
                             --------------------  --------------------  --------------------  --------------------
 Effective Gross Income      $ 1,490,334  $ 8,280  $ 1,417,974  $ 7,878  $ 1,397,898  $ 7,766  $ 1,462,760  $ 8,126
EXPENSES
 Real Estate Taxes           $    90,652  $   504  $    81,918  $   455  $    96,542  $   536       87,392  $   486
 Insurance                        16,580       92       32,944      183       33,347      185  $    34,412      191
 Natural Gas                       7,300       41       22,566      125        9,902       55  $    23,308      129
 Electricity                      31,045      172       31,207      173       32,257      179  $    31,780      177
 Water and Sewer                  62,952      350       61,123      340       67,733      376  $    59,392      330
 Cable Television                      -        -            -        -            -        -            -        -
 Trash Removal                     6,957       39       21,418      119       11,089       62  $    10,352       58
 Maintenance and Repairs          27,006      150       44,504      247       35,709      198  $    49,976      278
 Painting and Decorating          43,807      243       77,934      433       60,197      334  $   116,240      646
 Grounds                          17,918      100       28,807      160       27,475      153  $    18,900      105
 Management Fee                   77,833      432       84,354      469       72,524      403  $    65,880      366
 Administrative Payroll           63,506      353       69,530      386       68,984      383  $    54,622      303
 Maintenance Payroll              59,164      329       56,094      312       23,766      132  $    27,282      152
 Employee Taxes & Benefits        21,811      121       30,040      167       34,635      192  $    43,224      240
 Employee Apartments              13,214       73       21,513      120       21,635      120  $    19,648      109
 Security                          8,666       48        9,160       51        8,829       49  $     2,460       14
 Advertising and Leasing          47,329      263       63,890      355       28,127      156  $    40,604      226
 General and Administrative       46,034      256       47,158      262       40,782      227  $    50,196      279
 Reserves for Replacement              -        -            -        -            -        -            -        -
                             --------------------  --------------------  --------------------  --------------------
 Operating Expenses          $   641,774  $ 3,565  $   784,160  $ 4,356  $   673,532  $ 3,742  $   735,668  $ 4,087
                             --------------------  --------------------  --------------------  --------------------
NET OPERATING INCOME         $   848,560  $ 4,714  $   633,814  $ 3,521  $   724,366  $ 4,024  $   727,092  $ 4,039

Source: Operating statements

EXPENSE COMPARABLES

The following table indicates the actual operating history for comparable apartment properties.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

                               EXPENSE COMPARABLES


Comparable Number        1              2            IREM
-----------------  -------------  -------------  -------------
Location           Metro Atlanta  Metro Atlanta  Metro Atlanta
Units                        200            240
Year Built                  1996           1995
GLA (SF)                 217,616        282,398
Expense Year                2001           2001           2001

        Expenses             $/Unit*  $/Unit*  $/Unit*
---------------------------  -------  -------  -------
 Real Estate Taxes           $   680  $   817  $   506
 Property Insurance               64      117       84
 Natural Gas                       -       17       10
 Electricity                     242      896      113
 Water and Sewer                 289      248      321
 Cable Television                  -        -        -
 Trash Removal                    55       46       85
 Maintenance and Repairs         233      184      182
 Painting and Decorating         194      299      212
 Grounds                         266      209      199
 Management Fee                  351      552      315
 Administrative Payroll          409      784        -
 Maintenance Payroll             322       20        -
 Employee Taxes & Benefits       191      108      401
 Employee Apartments              50      164        -
 Security                         52       31       42
 Advertising and Leasing         125      197        -
 General and Administrative      180      279      705
 Reserves for Replacement          -        -        -
                             -------  -------  -------
Operating Expenses           $ 3,703  $ 4,969  $ 3,922**

* Expenses shown in $/unit, with the exception of Management Fee which is shown as % EGI.

** The IREM median total differs from the sum of the individual amounts.

Source: Actual operating statements and IREM Income and Expense Report: 2001

EXPENSE ESTIMATE

The following subsections represent the analysis for the pro forma estimate of each category of the subject's stabilized expenses.

REAL ESTATE TAXES

The real estate taxes for the subject were previously discussed and have been included at the 2003 actual level of $102,784. This level is well supported by comparable properties in the subject's area.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

PROPERTY INSURANCE

Property insurance expenses typically include fire and extended coverage and owner's liability coverage. The subject's expense history and pro forma estimate are detailed as follows:

                                    INSURANCE

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $ 16,580  $   92
2001                             $ 32,944  $  183
2002                             $ 33,347  $  185
2003 Annualized                  $ 34,412  $  191
CB RICHARD ELLIS, INC. ESTIMATE  $ 36,000  $  200

Source: Operating Statements & CB Richard Ellis, Inc.

We have found that insurance expenses for apartment properties in the area typically range from $100 to $200 per unit, with levels near the upper portion of the range being witnessed in recent years. Thus, we have estimated this expense at the high end of a typical level, concluded at $36,000, or $200 per unit.

NATURAL GAS

Like other utility expenses, natural gas is typically very property specific, and comparables offer a limited indication of an appropriate level. The subject's historical and projected electricity expense is identified in the following table.

                                   NATURAL GAS

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $  7,300  $   41
2001                             $ 22,566  $  125
2002                             $  9,902  $   55
2003 Annualized                  $ 23,308  $  129
CB RICHARD ELLIS, INC. ESTIMATE  $  9,900  $   55

Source: Operating Statements & CB Richard Ellis, Inc.

As illustrated, the subject's historical levels have increased in recent years. It should be noted that the annualized amount does not provide a good indication of the natural gas expenses at the subject property. Further, we are not aware of any planned utility increases. Therefore, we have included this expense in-line with the 2002 historical level, concluded at $9,900, or $55 per unit.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

ELECTRICITY

Like other utility expenses, electricity is typically very property specific, and comparables offer a limited indication of an appropriate level. The subject's historical and projected electricity expense is identified in the following table.

                                   ELECTRICITY

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $ 31,045  $  172
2001                             $ 31,207  $  173
2002                             $ 32,257  $  179
2003 Annualized                  $ 31,780  $  177
CB RICHARD ELLIS, INC. ESTIMATE  $ 32,220  $  179

Source: Operating Statements & CB Richard Ellis, Inc.

As illustrated, the subject's historical levels have been consistent. We are not aware of any planned utility increases. Therefore, we have included this expense in-line with the historical levels, and within the range indicated by the expense comparables, concluded at $32,220, or $179 per unit.

WATER AND SEWER

As with the other utility expenses, water and sewer costs are typically very property specific. The subject's historical and projected water and sewer expense is identified in the following table.

                                 WATER AND SEWER

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $ 62,952  $  350
2001                             $ 61,123  $  340
2002                             $ 67,733  $  376
2003 Annualized                  $ 59,392  $  330
CB RICHARD ELLIS, INC. ESTIMATE  $ 67,680  $  376

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically ranges from $150 to $500 per unit annually. The historical levels have been generally consistent and are within the typical range. We are not aware of any planned utility increases. Therefore, we have estimated this expense at the 2002 historical level of $67,680 annually, or $376 per unit.

CABLE TELEVISION

The subject property has not historically incurred a cable television expense, nor have we included one within our analysis.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

TRASH REMOVAL

The subject's historical and projected trash removal expense is identified in the following table.

                                  TRASH REMOVAL

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $  6,957  $   39
2001                             $ 21,418  $  119
2002                             $ 11,089  $   62
2003 Annualized                  $ 10,352  $   58
CB RICHARD ELLIS, INC. ESTIMATE  $ 11,160  $   62

Source: Operating Statements & CB Richard Ellis, Inc.

As with other utility expenses, trash removal expenses are typical property specific. The subject`s historical trash expense has varied significantly. Therefore, we have included this expense in-line with the 2002 historical level, concluded at $11,160, or $62 per unit.

MAINTENANCE AND REPAIRS

This expense category includes the cost of minor repairs to the apartments units. The subject's historical and projected maintenance and repairs expense is identified in the following table.

                             MAINTENANCE AND REPAIRS

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $ 27,006  $  150
2001                             $ 44,504  $  247
2002                             $ 35,709  $  198
2003 Annualized                  $ 49,976  $  278
CB RICHARD ELLIS, INC. ESTIMATE  $ 45,000  $  250

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $150 to $250 per unit. The subject's historical maintenance and repair expenses have varied somewhat, and have been within and slightly above the typical range. Thus, we have estimated this expense at the high end of the typical range and in-line with the historical levels, concluded at $45,000, or $250 per unit.

PAINTING AND DECORATING

This expense category includes normal painting and decorating items associated with repairing the units prior to the initial move-in of a new tenant. The subject's historical and projected painting and decorating expense is identified in the following table.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

                             PAINTING AND DECORATING

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $ 43,807  $  243
2001                             $ 77,934  $  433
2002                             $ 60,197  $  334
2003 Annualized                  $116,240  $  646
CB RICHARD ELLIS, INC. ESTIMATE  $ 60,120  $  334

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $150 to $250 per unit. The subject's historical painting and decorating expenses have generally been above the typical range. Thus, we have estimated this expense at the 2002 level, concluded at $60,120, or $334 per unit.

GROUNDS (LANDSCAPING)

This expense item covers normal landscaping and grounds maintenance of the property. The subject's historical and projected grounds expense is identified in the following table.

                                     GROUNDS

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $ 17,918  $  100
2001                             $ 28,807  $  160
2002                             $ 27,475  $  153
2003 Annualized                  $ 18,900  $  105
CB RICHARD ELLIS, INC. ESTIMATE  $ 27,540  $  153

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $75 to $150 per unit. The subject's historical landscaping expenses have been relatively consistent, and are within and slightly above the typical range. Thus, we have included this expense at the 2002 level, concluded at $27,540, or $153 per unit.

MANAGEMENT FEE

Management expenses for an apartment complex are typically negotiated as a percentage of collected revenues (effective gross income). This percentage typically is negotiated from 3.0% to 5.0% for similar quality apartment complexes, with levels in the lower portion of the range being more common in the last few years. Given the subject's size and the competitive management company market, we believe an appropriate management expense for the subject would be near the middle of the typical range. Therefore, we have estimated the subject's management fee at 4.0% of the effective gross income, which equates to $58,354 per year.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

ADMINISTRATIVE PAYROLL

This expense item includes the administrative payroll for the subject property. The subject's historical and projected administrative payroll expense is demonstrated in the following table.

                             ADMINISTRATIVE PAYROLL

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $ 63,506  $  353
2001                             $ 69,530  $  386
2002                             $ 68,984  $  383
2003 Annualized                  $ 54,622  $  303
CB RICHARD ELLIS, INC. ESTIMATE  $ 68,940  $  383

Source: Operating Statements & CB Richard Ellis, Inc.

The administrative payroll expense typically approximates $250 to $500 per unit at most similar properties. The subject's historical levels have been consistent and are within the typical range. With support from the historical levels, we have included this expense at $68,940, or $383 per unit.

MAINTENANCE PAYROLL

This expense item includes the maintenance payroll for the subject property. The subject's historical and projected maintenance payroll expense is demonstrated in the following table.

                               MAINTENANCE PAYROLL

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $ 59,164  $  329
2001                             $ 56,094  $  312
2002                             $ 23,766  $  132
2003 Annualized                  $ 27,282  $  152
CB RICHARD ELLIS, INC. ESTIMATE  $ 45,000  $  250

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $250 to $400 per unit. The subject's historical levels have varied significantly, and are below and within the typical range. Thus, we have relied on comparable properties and estimated at the low end of a typical range, concluded at $45,000, or $250 per unit.

EMPLOYEE TAXES AND BENEFITS

This expense item includes the employee taxes and benefits for the subject property. The subject's historical and projected employee taxes and benefits are demonstrated in the following table.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

                            EMPLOYEE TAXES & BENEFITS

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $ 21,811  $  121
2001                             $ 30,040  $  167
2002                             $ 34,635  $  192
2003 Annualized                  $ 43,224  $  240
CB RICHARD ELLIS, INC. ESTIMATE  $ 22,788  $  127

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates 15% to 20% of the combined payroll expense. Therefore, we have estimated this expense at $22,788 annually, or $127 per unit, which is approximately 20% of the combined administrative and maintenance salaries.

EMPLOYEE APARTMENTS (NON-REVENUE UNITS)

Apartment properties typically have units which are non-revenue producing. These include model units, units for security officers and units for leasing and management personnel. The historical and projected non-revenue units expenses are demonstrated in the following table.

                               EMPLOYEE APARTMENTS

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $ 13,214  $   73
2001                             $ 21,513  $  120
2002                             $ 21,635  $  120
2003 Annualized                  $ 19,648  $  109
CB RICHARD ELLIS, INC. ESTIMATE  $ 16,872  $   94

Source: Operating Statements & CB Richard Ellis, Inc.

As illustrated, the historical levels have varied slightly. According to property management, there are currently four employees and one courtesy officer living at the property. We have found that this expense normally approximates one unit per every 100 units at a property. Therefore, we have estimated this expense based on two units at an assumed monthly rent of $703 (weighted average rental rate) per month, which equates to $16,872 annually, or $94 per unit.

SECURITY

This expense item includes the security expense for the subject property. The subject's historical and projected security expense is demonstrated in the following table.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

                                    SECURITY

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $  8,666  $   48
2001                             $  9,160  $   51
2002                             $  8,829  $   49
2003 Annualized                  $  2,460  $   14
CB RICHARD ELLIS, INC. ESTIMATE  $  9,000  $   50

Source: Operating Statements & CB Richard Ellis, Inc.

We have included this expense in-line with historical levels, concluded at $9,000, or $50 per unit.

ADVERTISING AND LEASING

This expense category accounts for placement of advertising, commissions, signage, brochures and newsletters. The historical and projected advertising and promotion expense for the subject property is demonstrated in the following table.

                             ADVERTISING AND LEASING

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $ 47,329  $  263
2001                             $ 63,890  $  355
2002                             $ 28,127  $  156
2003 Annualized                  $ 40,604  $  226
CB RICHARD ELLIS, INC. ESTIMATE  $ 31,500  $  175

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $75 to $175 per unit. The subject's historical levels have been within and above the high end of this range. Therefore, we have included this expense at the high end of a typical range, concluded at $31,500, or $175 per unit.

GENERAL AND ADMINISTRATIVE

Administrative expenses typically include legal costs, accounting, items which are not provided by off-site management, telephone, supplies, furniture and temporary help. The subject's expense history and pro forma estimate are detailed as follows:

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

                           GENERAL AND ADMINISTRATIVE

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $ 46,034  $  256
2001                             $ 47,158  $  262
2002                             $ 40,782  $  227
2003 Annualized                  $ 50,196  $  279
CB RICHARD ELLIS, INC. ESTIMATE  $ 40,860  $  227

Source: Operating Statements & CB Richard Ellis, Inc.

This expense typically approximates $75 to $200 per unit. The subject's historical general and administrative expenses have been above the typical range. Thus, we have included this expense at the 2002 level, concluded at $40,860, or $227 per unit.

RESERVES FOR REPLACEMENT

Based on discussions with knowledgeable market participants, reserves for replacement typically range from $150 to $250 per unit for comparable properties. However, based on an engineering report provided for the subject, the property is projected to require an annual reserve, which is adjusted for inflation over a 12-year period, of $687 per unit. This is significantly above a typical level and we believe it includes reserve items which would typically not be included in the calculation of a typical reserve level, but we believe an appropriate level of reserves would be above the indicated range. Therefore, we included reserves based on $450 per unit annually.

OPERATING EXPENSE CONCLUSION

The subject's expense history and the pro forma estimate are detailed as follows:

                               OPERATING EXPENSES

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $641,774  $3,565
2001                             $784,160  $4,356
2002                             $673,532  $3,742
2003 Annualized                  $735,668  $4,087
CB RICHARD ELLIS, INC. ESTIMATE  $766,718  $4,260

Source: Operating Statements & CB Richard Ellis, Inc.

Our estimate is generally in-line with the demonstrated historical data. Our estimate of $4,260 per unit represents 52.56% of the effective gross income, which is typical for similar apartment properties in the metropolitan area. Additionally, it should be noted that the historical data did not include reserves. Therefore, we have concluded that the expense estimate is reasonable and supported, as considered on a line-by-line basis.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

NET OPERATING INCOME CONCLUSION

The subject's net operating income history and the pro forma estimate are detailed as follows:

                              NET OPERATING INCOME

             Year                  Total   $/Unit
-------------------------------  --------  ------
2000                             $848,560  $4,714
2001                             $633,814  $3,521
2002                             $724,366  $4,024
2003 Annualized                  $727,092  $4,039
CB RICHARD ELLIS, INC. ESTIMATE  $692,137  $3,845

Source: Operating Statements & CB Richard Ellis, Inc.

Our net operating income estimate is generally in-line with the historical data. Overall, we believe that our estimates are reasonable and consistent with the indication of comparable properties and the subject's historical operations.

DIRECT CAPITALIZATION

Direct capitalization is a method used to convert a single year's estimated stabilized net operating income into a value indication. The following subsections represent different techniques for deriving an overall capitalization rate for direct capitalization.

COMPARABLE SALES

The OAR's confirmed for the comparable sales analyzed in the Sales Comparison Approach are as follows:

                        COMPARABLE CAPITALIZATION RATES

       Sale   Sale Price  Pro Forma
Sale   Date     $/Unit      OAR
----  ------  ----------  ---------
1     Dec-02  $   56,000       8.00%
2     Dec-02  $   55,514       7.50%
3     Nov-02  $   63,451       7.94%
4     Jun-02  $   69,534       7.50%
5     Jun-02  $   69,856       7.50%
6     Feb-02  $   74,404       7.94%

Source: CB Richard Ellis, Inc.

Based on the subject's competitive position in the market, an OAR near the low end of the range indicated by the comparables is considered appropriate.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

PUBLISHED INVESTOR SURVEYS

The results of the most recent National Investor Survey, published by CB Richard Ellis, Inc., are summarized in the following table.

                    OVERALL CAPITALIZATION RATES - APARTMENT

National Investor Survey, 2003    OAR Range    Average
------------------------------  -------------  -------
Class A                         6.00% -  9.00%    7.44%
Class B                         6.00% - 10.25%    7.96%
Class C                         7.25% - 10.00%    8.98%

Source: CB Richard Ellis, Inc.

The subject is considered to be a Class B property. Recent changes in the capital markets have been placing downward pressure on returns and an OAR within the middle of the range indicated in the preceding table is considered appropriate.

MARKET PARTICIPANTS

The results of recent interviews with knowledgeable real estate professionals are summarized in the following table.

                    OVERALL CAPITALIZATION RATES - APARTMENT

    Respondent              Company                OAR       Date of Survey
Kevin Geiger, Broker  CB Richard Ellis, Inc.  7.25% to 7.75%     May-03

Source: CB Richard Ellis, Inc.

BAND OF INVESTMENT

The band of the investment technique has been utilized as a cross check to the foregoing techniques. The analysis is shown in the following table.

                               BAND OF INVESTMENT

Mortgage Interest Rate                   5.00%
Mortgage Term (Amortization Period)  30 Years
Mortgage Ratio (Loan-to-Value)             80%
Mortgage Constant                     0.06442
Equity Dividend Rate (EDR)               12.0%

Mortgage Requirement                       80%  x   0.06442   =   0.05154
Equity Requirement                         20%  x   0.12000   =   0.02400
                                     --------                     -------
                                          100%                    0.07554

INDICATED OAR:                                                       7.60%

Source: CB Richard Ellis, Inc.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

CAPITALIZATION RATE CONCLUSION

The following table summarizes the OAR conclusions.

                    OVERALL CAPITALIZATION RATE - CONCLUSION

        Source                    Indicated OAR
--------------------------------  --------------
Comparable Sales (Range)          7.50% to  8.00%
National Investor Survey (Range)  6.00% to 10.25%
Market Participants               7.25% to  7.75%
Band of Investment                          7.60%
CB RICHARD ELLIS, INC. ESTIMATE             7.50%

Source: CB Richard Ellis, Inc.

DIRECT CAPITALIZATION SUMMARY

A summary of the direct capitalization of the subject at stabilized occupancy is illustrated in the following table.

PLANTATION CROSSING APARTMENTS                    INCOME CAPITALIZATION APPROACH

                          DIRECT CAPITALIZATION SUMMARY

                                       $/Unit/Yr     Total
                                       ---------  -----------
INCOME
  Market Rent                          $   8,433  $ 1,517,880
  Vacancy and Collection Loss     8.0%      (675)    (121,430)
  Concession Loss                 4.0%      (337)     (60,715)
                                       ----------------------
NET RENTAL INCOME                      $   7,421  $ 1,335,734

  Utility Reimbursement                      324       58,320
  Other Income                               360       64,800
                                       ----------------------
EFFECTIVE GROSS INCOME                 $   8,105  $ 1,458,854

EXPENSES
  Real Estate Taxes                    $     571  $   102,784
  Insurance                                  200       36,000
  Natural Gas                                 55        9,900
  Electricity                                179       32,220
  Water and Sewer                            376       67,680
  Cable Television                             0            -
  Trash Removal                               62       11,160
  Maintenance and Repairs                    250       45,000
  Painting and Decorating                    334       60,120
  Grounds                                    153       27,540
  Management Fee                  4.0%       324       58,354
  Administrative Payroll                     383       68,940
  Maintenance Payroll                        250       45,000
  Employee Taxes & Benefits                  127       22,788
  Employee Apartments                         94       16,872
  Security                                    50        9,000
  Advertising and Leasing                    175       31,500
  General and Administrative                 227       40,860
  Reserves for Replacement                   450       81,000
                                       ----------------------
OPERATING EXPENSES                     $   4,260  $   766,718
                                       ----------------------
OPERATING EXPENSE RATIO                                 52.56%
NET OPERATING INCOME                   $   3,845  $   692,137
OAR                                                      7.50%
                                                  -----------
INDICATED STABILIZED VALUE                        $ 9,228,489
ROUNDED                                           $ 9,200,000
VALUE PER UNIT                                    $    51,269
VALUE PER SF                                      $     48.41

       MATRIX ANALYSIS                 CAP RATE     VALUE
--------------------------------       --------  ------------
                                           7.25% $ 9,546,700
                                           7.50% $ 9,228,500
                                           7.75% $ 8,930,800

Source: CB Richard Ellis, Inc.

PLANTATION CROSSING APARTMENTS                           RECONCILIATION OF VALUE

                            RECONCILIATION OF VALUE

The value indications from the approaches to value are summarized as follows:

                          SUMMARY OF VALUE CONCLUSIONS

Cost Approach                   $ 9,900,000
Sales Comparison Approach       $ 9,350,000
Income Capitalization Approach  $ 9,200,000
                                -----------
Reconciled Value                $ 9,200,000
                                -----------

Source: CB Richard Ellis, Inc.

The Cost Approach typically gives a reliable value indication when there is evidence for the replacement cost estimate and when there is minimal depreciation contributing to a loss in value which must be estimated. Although the subject improvements represent the highest and best use of the site, there was some depreciation noted. In addition, estimating a level of entrepreneurial profit is somewhat subjective. As a result, the reliability of the Cost Approach is diminished. Therefore, the Cost Approach is considered less applicable to the subject and is used primarily as a test of reasonableness against the other valuation techniques. Further, similar properties are normally purchased on the basis of their investment attributes as opposed to depreciated replacement costs.

In the Sales Comparison Approach, the subject property is compared to similar properties that have been sold recently. The sales used in this analysis are considered fairly comparable to the subject, and the required adjustments were based on reasonable and well supported rationale. In addition, market participants are currently analyzing purchase prices on investment properties as they relate to available substitutes in the market. Therefore, the Sales Comparison Approach is considered to provide a reliable value indication. However, this approach to value has been given secondary emphasis in the final value reconciliation.

The Income Capitalization Approach is applicable to the subject property since it is an income producing property leased in the open market. Market participants are currently analyzing properties based on their income generating capability. Therefore, the Income Capitalization Approach is considered to be a reasonable and substantiated value indicator and has been given primary emphasis in the final value estimate.

Based on the foregoing, the market value of the subject has been concluded as follows:

                             MARKET VALUE CONCLUSION

 APPRAISAL PREMISE  INTEREST APPRAISED  DATE OF VALUE  VALUE CONCLUSION
------------------  ------------------  -------------  ----------------
Market Value As Is     Fee Simple       May 15, 2003   $      9,200,000

Source: CB Richard Ellis, Inc.

PLANTATION CROSSING APARTMENTS               ASSUMPTIONS AND LIMITING CONDITIONS

                       ASSUMPTIONS AND LIMITING CONDITIONS

1. Unless otherwise specifically noted in the body of the report, it is assumed that title to the property or properties appraised is clear and marketable and that there are no recorded or unrecorded matters or exceptions to total that would adversely affect marketability or value. CB Richard Ellis, Inc. is not aware of any title defects nor has it been advised of any unless such is specifically noted in the report. CB Richard Ellis, Inc., however, has not examined title and makes no representations relative to the condition thereof. Documents dealing with liens, encumbrances, easements, deed restrictions, clouds and other conditions that may affect the quality of title have not been reviewed. Insurance against financial loss resulting in claims that may arise out of defects in the subject property's title should be sought from a qualified title company that issues or insures title to real property.

2. Unless otherwise specifically noted in the body of this report, it is assumed: that the existing improvements on the property or properties being appraised are structurally sound, seismically safe and code conforming; that all building systems (mechanical/electrical, HVAC, elevator, plumbing, etc.) are in good working order with no major deferred maintenance or repair required; that the roof and exterior are in good condition and free from intrusion by the elements; that the property or properties have been engineered in such a manner that the improvements, as currently constituted, conform to all applicable local, state and federal building codes and ordinances. CB Richard Ellis, Inc. professionals are not engineers and are not competent to judge matters of an engineering nature. CB Richard Ellis, Inc. has not retained independent structural, mechanical, electrical, or civil engineers in connection with this appraisal and, therefore, makes no representations relative to the condition of improvements. Unless otherwise specifically noted in the body of the report: no problems were brought to the attention of CB Richard Ellis, Inc. by ownership or management; CB Richard Ellis, Inc. inspected less than 100% of the entire interior and exterior portions of the improvements; and CB Richard Ellis, Inc. was not furnished any engineering studies by the owners or by the party requesting this appraisal. If questions in these areas are critical to the decision process of the reader, the advice of competent engineering consultants should be obtained and relied upon. It is specifically assumed that any knowledgeable and prudent purchaser would, as a precondition to closing a sale, obtain a satisfactory engineering report relative to the structural integrity of the property and the integrity of building systems. Structural problems and/or building system problems may not be visually detectable. If engineering consultants retained should report negative factors of a material nature, or if such are later discovered, relative to the condition of improvements, such information could have a substantial negative impact on the conclusions reported in this appraisal. Accordingly, if negative findings are reported by engineering consultants, CB Richard Ellis, Inc. reserves the right to amend the appraisal conclusions reported herein.

3. Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property was not observed by the appraisers. CB Richard Ellis, Inc. has no knowledge of the existence of such materials on or in the property. CB Richard Ellis, Inc., however, is not qualified to detect such substances. The presence of substances such as asbestos, urea formaldehyde foam insulation, contaminated groundwater or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

      We have inspected, as thoroughly as possible by observation, the land; however, it was impossible to personally inspect conditions beneath the soil. Therefore, no representation is made as to these matters unless specifically considered in the appraisal.

4. All furnishings, equipment and business operations, except as specifically stated and typically considered as part of real property, have been disregarded with only real property being considered in the report unless otherwise stated. Any existing or proposed improvements, on or off-site, as well as any alterations or repairs considered, are assumed to be completed in a workmanlike manner according to standard practices based upon the information submitted to CB Richard Ellis, Inc. This report may be subject to amendment upon re-inspection of the subject property subsequent to repairs, modifications, alterations and completed new construction. Any estimate of Market Value is as of the date indicated; based upon the information, conditions and projected levels of operation.

5. It is assumed that all factual data furnished by the client, property owner, owner's representative, or persons designated by the client or owner to supply said data are accurate and correct unless otherwise specifically noted in the appraisal report. Unless otherwise specifically noted in the appraisal report, CB Richard Ellis, Inc. has no reason to believe that any of the data furnished contain any material error. Information and data referred to in this paragraph include, without being limited to, numerical street addresses, lot and block numbers, Assessor's Parcel Numbers, land dimensions, square footage area of the land, dimensions of the improvements, gross building areas, net rentable areas, usable areas, unit count, room count, rent schedules, income data, historical operating expenses, budgets and related data. Any material error in any of the above data could have a substantial impact on the conclusions reported. Thus, CB Richard Ellis, Inc. reserves the right to amend conclusions reported if made aware of any such error. Accordingly,

PLANTATION CROSSING APARTMENTS               ASSUMPTIONS AND LIMITING CONDITIONS

      the client-addressee should carefully review all assumptions, data, relevant calculations and conclusions within 30 days after the date of delivery of this report and should immediately notify CB Richard Ellis, Inc. of any questions or errors.

6. The date of value to which any of the conclusions and opinions expressed in this report apply, is set forth in the Letter of Transmittal. Further, that the dollar amount of any value opinion herein rendered is based upon the purchasing power of the American Dollar on that date. This appraisal is based on market conditions existing as of the date of this appraisal. Under the terms of the engagement, we will have no obligation to revise this report to reflect events or conditions which occur subsequent to the date of the appraisal. However, CB Richard Ellis, Inc. will be available to discuss the necessity for revision resulting from changes in economic or market factors affecting the subject.

7. CB Richard Ellis, Inc. assumes no private deed restrictions, limiting the use of the subject property in any way.

8. Unless otherwise noted in the body of the report, it is assumed that there are no mineral deposit or subsurface rights of value involved in this appraisal, whether they be gas, liquid, or solid. Nor are the rights associated with extraction or exploration of such elements considered unless otherwise stated in this appraisal report. Unless otherwise stated it is also assumed that there are no air or development rights of value that may be transferred.

9. CB Richard Ellis, Inc. is not aware of any contemplated public initiatives, governmental development controls, or rent controls that would significantly affect the value of the subject.

10. The estimate of Market Value, which may be defined within the body of this report, is subject to change with market fluctuations over time. Market value is highly related to exposure, time promotion effort, terms, motivation and conclusions surrounding the offering. The value estimate(s) consider the productivity and relative attractiveness of the property, both physically and economically, on the open market.

11. Any cash flows included in the analysis are forecasts of estimated future operating characteristics are predicated on the information and assumptions contained within the report. Any projections of income, expenses and economic conditions utilized in this report are not predictions of the future. Rather, they are estimates of current market expectations of future income and expenses. The achievement of the financial projections will be affected by fluctuating economic conditions and is dependent upon other future occurrences that cannot be assured. Actual results may vary from the projections considered herein. CB Richard Ellis, Inc. does not warrant these forecasts will occur. Projections may be affected by circumstances beyond the current realm of knowledge or control of CB Richard Ellis, Inc.

12. Unless specifically set forth in the body of the report, nothing contained herein shall be construed to represent any direct or indirect recommendation of CB Richard Ellis, Inc. to buy, sell, or hold the properties at the value stated. Such decisions involve substantial investment strategy questions and must be specifically addressed in consultation form.

13. Also, unless otherwise noted in the body of this report, it is assumed that no changes in the present zoning ordinances or regulations governing use, density, or shape are being considered. The property is appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, nor national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimates contained in this report is based, unless otherwise stated.

14. This study may not be duplicated in whole or in part without the specific written consent of CB Richard Ellis, Inc. nor may this report or copies hereof be transmitted to third parties without said consent, which consent CB Richard Ellis, Inc. reserves the right to deny. Exempt from this restriction is duplication for the internal use of the client-addressee and/or transmission to attorneys, accountants, or advisors of the client-addressee. Also exempt from this restriction is transmission of the report to any court, governmental authority, or regulatory agency having jurisdiction over the party/parties for whom this appraisal was prepared, provided that this report and/or its contents shall not be published, in whole or in part, in any public document without the express written consent of CB Richard Ellis, Inc. which consent CB Richard Ellis, Inc. reserves the right to deny. Finally, this report shall not be advertised to the public or otherwise used to induce a third party to purchase the property or to make a "sale" or "offer for sale" of any "security", as such terms are defined and used in the Securities Act of 1933, as amended. Any third party, not covered by the exemptions herein, who may possess this report, is advised that they should rely on their own independently secured advice for any decision in connection with this property. CB Richard Ellis, Inc. shall have no accountability or responsibility to any such third party.

15. Any value estimate provided in the report applies to the entire property, and any pro ration or division of the title into fractional interests will invalidate the value estimate, unless such pro ration or division of interests has been set forth in the report.

16. The distribution of the total valuation in this report between land and improvements applies only under the existing program of utilization. Component values for land and/or buildings are not intended to be used in conjunction with any other property or appraisal and are invalid if so used.

17. The maps, plats, sketches, graphs, photographs and exhibits included in this report are for illustration purposes only and are to be utilized only to assist in visualizing matters discussed within this report. Except as specifically stated, data

PLANTATION CROSSING APARTMENTS               ASSUMPTIONS AND LIMITING CONDITIONS

      relative to size or area of the subject and comparable properties has been obtained from sources deemed accurate and reliable. None of the exhibits are to be removed, reproduced, or used apart from this report.

18. No opinion is intended to be expressed on matters which may require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers. Values and opinions expressed presume that environmental and other governmental restrictions/conditions by applicable agencies have been met, including but not limited to seismic hazards, flight patterns, decibel levels/noise envelopes, fire hazards, hillside ordinances, density, allowable uses, building codes, permits, licenses, etc. No survey, engineering study or architectural analysis has been made known to CB Richard Ellis, Inc. unless otherwise stated within the body of this report. If the Consultant has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranty is made concerning obtaining these items. CB Richard Ellis, Inc. assumes no responsibility for any costs or consequences arising due to the need, or the lack of need, for flood hazard insurance. An agent for the Federal Flood Insurance Program should be contacted to determine the actual need for Flood Hazard Insurance.

19. Acceptance and/or use of this report constitutes full acceptance of the Contingent and Limiting Conditions and special assumptions set forth in this report. It is the responsibility of the Client, or client's designees, to read in full, comprehend and thus become aware of the aforementioned contingencies and limiting conditions. Neither the Appraiser nor CB Richard Ellis, Inc. assumes responsibility for any situation arising out of the Client's failure to become familiar with and understand the same. The Client is advised to retain experts in areas that fall outside the scope of the real estate appraisal/consulting profession if so desired.

20. CB Richard Ellis, Inc. assumes that the subject property analyzed herein will be under prudent and competent management and ownership; neither inefficient or super-efficient.

21. It is assumed that there is full compliance with all applicable federal, state and local environmental regulations and laws unless noncompliance is stated, defined and considered in the appraisal report.

22. No survey of the boundaries of the property was undertaken. All areas and dimensions furnished are presumed to be correct. It is further assumed that no encroachments to the realty exist.

23. The Americans with Disabilities Act (ADA) became effective January 26, 1992. Notwithstanding any discussion of possible readily achievable barrier removal construction items in this report, CB Richard Ellis, Inc. has not made a specific compliance survey and analysis of this property to determine whether it is in conformance with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect on the value estimated herein. Since CB Richard Ellis, Inc. has no specific information relating to this issue, nor is CB Richard Ellis, Inc. qualified to make such an assessment, the effect of any possible non-compliance with the requirements of the ADA was not considered in estimating the value of the subject property.

24. Client shall not indemnify Appraiser or hold Appraiser harmless unless and only to the extent that the Client misrepresents, distorts, or provides incomplete or inaccurate appraisal results to others, which acts of the Client proximately result in damage to Appraiser. The Client shall indemnify and hold Appraiser harmless from any claims, expenses, judgments or other items or costs arising as a result of the Client's failure or the failure of any of the Client's agents to provide a complete copy of the appraisal report to any third party. In the event of any litigation between the parties, the prevailing party to such litigation shall be entitled to recover from the other reasonable attorney fees and costs.

PLANTATION CROSSING APARTMENTS                                           ADDENDA

                                     ADDENDA

PLANTATION CROSSING APARTMENTS                      ADDENDUM A GLOSSARY OF TERMS

                                   ADDENDUM A

                                GLOSSARY OF TERMS

PLANTATION CROSSING APARTMENTS                      ADDENDUM A GLOSSARY OF TERMS

ASSESSED VALUE Assessed value applies in ad valorem taxation and refers to the value of a property according to the tax rolls. Assessed value may not conform to market value, but it is usually calculated in relation to a market value base. +

CASH EQUIVALENCY The procedure in which the sale prices of comparable properties sold with atypical financing are adjusted to reflect typical market terms.

CONTRACT, COUPON, FACE, OR NOMINAL RENT The nominal rent payment specified in the lease contract. It does not reflect any offsets for free rent, unusual tenant improvement conditions, or other factors that may modify the effective rent payment.

COUPON RENT

   See Contract, Coupon, Face, or Nominal Rent

EFFECTIVE RENT 1) The rental rate net of financial concessions such as periods of no rent during a lease term; may be calculated on a discounted basis, reflecting the time value of money, or on a simple, straight-line basis. --
   2) The economic rent paid by the lessee when normalized to account for financial concessions, such as escalation clauses, and other factors. Contract, or normal, rents must be converted to effective rents to form a consistent basis of comparison between comparables.

FACE RENT

   See Contract, Coupon, Face, or Nominal Rent

FEE SIMPLE ESTATE Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat. --

FLOOR AREA RATIO (FAR) The relationship between the above-ground floor area of a building, as described by the building code, and the area of the plot on which it stands; in planning and zoning, often expressed as a decimal, e.g., a ratio of 2.0 indicates that the permissible floor area of a building is twice the total land area; also called building-to-land ratio. --

FULL SERVICE LEASE A lease in which rent covers all operating expenses.
   Typically, full service leases are combined with an expense stop, the expense level covered by the contract lease payment. Increases in expenses above the expense stop level are passed through to the tenant and are known as expense pass-throughs.

GOING CONCERN VALUE Going concern value is the value of a proven property operation. It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only. Going concern value includes an intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to the business value. +

GROSS BUILDING AREA (GBA) The sum of all areas at each floor as measured to the exterior walls.

INSURABLE VALUE Insurable Value is based on the replacement and/or reproduction cost of physical items that are subject to loss from hazards. Insurable value is that portion of the value of an asset or asset group that is acknowledged or recognized under the provisions of an applicable loss insurance policy. This value is often controlled by state law and varies from state to state. +

INVESTMENT VALUE Investment value is the value of an investment to a particular investor based on his or her investment requirements. In contrast to market value, investment value is value to an individual, not value in the marketplace. Investment value reflects the subjective relationship between a particular investor and a given investment. When measured in dollars, investment value is the price an investor would pay for an investment in light of its perceived capacity to satisfy his or her desires, needs, or investment goals. To estimate investment value, specific investment criteria must be known. Criteria to evaluate a real estate investment are not necessarily set down by the individual investor; they may be established by an expert on real estate and its value, that is, an appraiser. +

LEASED FEE

   See leased fee estate

LEASED FEE ESTATE An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease. --

LEASEHOLD

   See leasehold estate

LEASEHOLD ESTATE The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions. --

LOAD FACTOR The amount added to usable area to calculate the rentable area. It is also referred to as a "rentable add-on factor" which, according to BOMA, "is computed by dividing the difference between the

PLANTATION CROSSING APARTMENTS                      ADDENDUM A GLOSSARY OF TERMS

   usable square footage and rentable square footage by the amount of the usable area. Convert the figure into a percentage by multiplying by 100.

MARKET VALUE "AS IF COMPLETE" ON THE APPRAISAL DATE Market value as if complete on the appraisal date is an estimate of the market value of a property with all construction, conversion, or rehabilitation hypothetically completed, or under other specified hypothetical conditions as of the date of the appraisal. With regard to properties wherein anticipated market conditions indicate that stabilized occupancy is not likely as of the date of completion, this estimate of value should reflect the market value of the property as if complete and prepared for occupancy by tenants.

MARKET VALUE "AS IS" ON THE APPRAISAL DATE Market value "as is" on the appraisal date is an estimate of the market value of a property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualifications as of the date of appraisal.

MARKET VALUE Market value is one of the central concepts of the appraisal practice. Market value is differentiated from other types of value in that it is created by the collective patterns of the market. Market value means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: 1) A reasonable time is allowed for exposure in the open market; 2) Both parties are well informed or well advised, and acting in what they consider their own best interests; 3) Buyer and seller are typically motivated; 4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and 5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (ss)

MARKETING PERIOD The time it takes an interest in real property to sell on the market subsequent to the date of an appraisal. --

NET LEASE Lease in which all or some of the operating expenses are paid directly by the tenant. The landlord never takes possession of the expense payment. In a Triple Net Lease all operating expenses are the responsibility of the tenant, including property taxes, insurance, interior maintenance and other miscellaneous expenses. However, management fees and exterior maintenance are often the responsibility of the lessor in a triple net lease. A modified net lease is one in which some expenses are paid separately by the tenant and some are included in the rent.

NET RENTABLE AREA (NRA) 1) The area on which rent is computed. 2) The Rentable
   Area of a floor shall be computed by measuring to the inside finished surface of the dominant portion of the permanent outer building walls, excluding any major vertical penetrations of the floor. No deductions shall be made for columns and projections necessary to the building. Include space such as mechanical room, janitorial room, restrooms and lobby of the floor. *

NOMINAL RENT

   See Contract, Coupon, Face, or Nominal Rent

PROSPECTIVE FUTURE VALUE "UPON COMPLETION OF CONSTRUCTION" Prospective future value "upon completion of construction" is the prospective value of a property on the future date that construction is completed, based upon market conditions forecast to exist, as of that completion date. The value estimate at this stage is stated in current dollars unless otherwise indicated.

PROSPECTIVE FUTURE VALUE "UPON REACHING STABILIZED OCCUPANCY" Prospective future value "upon reaching stabilized occupancy" is the prospective value of a property at a future point in time when all improvements have been physically constructed and the property has been leased to its optimum level of long-term occupancy. The value estimate at this stage is stated in current dollars unless otherwise indicated.

REASONABLE EXPOSURE TIME The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market. ++

RENT

   see
   full service lease
   net lease
   contract, coupon, face, or nominal rent
   effective rent

SHELL SPACE Space which has not had any interior finishing installed, including even basic improvements such as ceilings and interior walls, as well as partitions, floor coverings, wall coverings, etc..

USABLE AREA 1) The area actually used by individual tenants. 2) The Usable Area of an office building is computed by measuring to the finished surface of the

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PLANTATION CROSSING APARTMENTS                      ADDENDUM A GLOSSARY OF TERMS

   office side of corridor and other permanent walls, to the center of partitions that separate the office from adjoining usable areas, and to the inside finished surface of the dominant portion of the permanent outer building walls. Excludes areas such as mechanical rooms, janitorial room, restrooms, lobby and any major vertical penetrations of a multi-tenant floor. *

USE VALUE Use value is a concept based on the productivity of an economic good.
   Use value is the value a specific property has for a specific use. Use value focuses on the value the real estate contributes to the enterprise of which it is a part, without regard to the property's highest and best use or the monetary amount that might be realized upon its sale. +

VALUE APPRAISED During the real estate development process, a property typically progresses from a state of unimproved land to construction of improvements to stabilized occupancy. In general, the market value associated with the property increases during these stages of development. After reaching stabilized occupancy, ongoing forces affect the property during its life, including a physical wear and tear, changing market conditions, etc. These factors continually influence the property's market value at any given point in time.

   See also

   market value "as is" on the appraisal date market value "as if complete" on the appraisal date prospective future value "upon completion of construction" prospective future value "upon reaching stabilized occupancy"

--------------
+ The Appraisal of Real Estate, Eleventh Edition, Appraisal Institute, 1996.

-- The Dictionary of Real Estate Appraisal, Third Edition, 1993.

(ss) The Office of the Comptroller of the Currency, 12 CFR Part 34, Subpart
C, - 34.42(f), August 24, 1990. This definition is compatible with the definition of market value contained in The Dictionary of Real Estate Appraisal, Third Edition, and the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of The Appraisal Foundation, 1992 edition. This definition is also compatible with the OTS, RTC, FDIC, NCUA, and the Board of Governors of the Federal Reserve System definition of market value.

* 1990 BOMA Experience Exchange Report, Income/Expense Analysis for Office Buildings (Building Owners and Managers Association, 1990)

++ Statement on Appraisal Standard No. 6, Appraisal Standards Board of The Appraisal Foundation, September 19, 1992.

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PLANTATION CROSSING APARTMENTS         ADDENDUM B ADDITIONAL SUBJECT PHOTOGRAPHS

                                   ADDENDUM B

                         ADDITIONAL SUBJECT PHOTOGRAPHS

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PLANTATION CROSSING APARTMENTS                  ADDENDUM C COMPARABLE LAND SALES

                                   ADDENDUM C

                              COMPARABLE LAND SALES

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PLANTATION CROSSING APARTMENTS              ADDENDUM D IMPROVED COMPARABLE SALES

                                   ADDENDUM D

                            IMPROVED COMPARABLE SALES

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PLANTATION CROSSING APARTMENTS                       ADDENDUM E RENT COMPARABLES

                                   ADDENDUM E

                                RENT COMPARABLES

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PLANTATION CROSSING APARTMENTS                           ADDENDUM F DEMOGRAPHICS

                                   ADDENDUM F

                                  DEMOGRAPHICS

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PLANTATION CROSSING APARTMENTS                              ADDENDUM G RENT ROLL

                                   ADDENDUM G

                                    RENT ROLL

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PLANTATION CROSSING APARTMENTS        ADDENDUM H HISTORICAL OPERATING STATEMENTS

                                   ADDENDUM H

                         HISTORICAL OPERATING STATEMENTS

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PLANTATION CROSSING APARTMENTS                   ADDENDUM I FREDDIE MAC FORM 439

                                   ADDENDUM I

                              FREDDIE MAC FORM 439

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PLANTATION CROSSING APARTMENTS                      ADDENDUM J LEGAL DESCRIPTION

                                   ADDENDUM J

                                LEGAL DESCRIPTION

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PLANTATION CROSSING APARTMENTS                         ADDENDUM K QUALIFICATIONS

                                   ADDENDUM K

                                 QUALIFICATIONS

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PLANTATION CROSSING APARTMENTS                         ADDENDUM J QUALIFICATIONS